Filed pursuant to Rule 424(b)(5)

Registration No. 333-215126

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell the securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2016

Preliminary Prospectus Supplement

(To Prospectus Dated December 16, 2016)

Rights Offering for 240,000,000 Common Shares

Advanced Semiconductor Engineering, Inc.

(Incorporated as a company limited by shares in the Republic of China)

We will grant rights to the record holders of our existing common shares to subscribe for an aggregate of 240,000,000 of our common shares (the “New Shares”), par value 10 NT dollars.          common shares held of record as of 5:00 p.m. (the close of trading on the Taiwan Stock Exchange) on         , 2017 (Taiwan time) entitles their holder to          rights to subscribe for New Shares.         rights are required to subscribe for one New Share at the subscription price of NT$          per New Share (the “Subscription Price”). We will accept subscription for whole common shares only. You must pay the Subscription Price for New Shares in NT dollars.

Pursuant to the Republic of China Regulations Governing Investment in Securities by Overseas Chinese and Foreign Nationals, if you are a non-ROC citizen, in order to subscribe for rights with respect to our common shares that you own, you must beneficially hold the common shares in book-entry form through an agent or custodian bank in Taiwan (“Custodian Bank”) under a designated foreign institutional investor (“FINI”) identification number or a Foreign Individual Investor (“FIDI”) identification number. As a foreign holder of our common shares, your Custodian Bank will email you a notice pertaining to the offering on or around         , 2017. In order to validly subscribe for New Shares, you must send instructions to your Custodian Bank at least one ROC business day prior to the expiration of the subscription period. See “Summary of the Offering—Procedure for Exercising Rights.”

In accordance with the terms of the deposit agreement for our American depositary shares, as ADSs, dated as of September 29, 2000 and as amended and supplemented from time to time, among us, Citibank, N.A., as Depositary (the “Depositary”) , and the holders and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), we have requested that the holders of ADSs not be given rights to subscribe for new ADSs and not have the right to instruct the Depositary to subscribe for New Shares on their behalf. The Depositary has determined, in consultation with us, that it is not reasonably practicable to sell the rights it receives with respect to the common shares represented by ADSs (as the rights are not listed or eligible to trade on any securities exchange), and therefore such rights will not be sold by the Depositary and the holders of ADSs will not receive any cash proceeds from the sale of rights.

Accordingly, holders of ADSs, each representing five (5) of our common shares, will not receive rights to subscribe for new ADSs nor have any right to instruct the Depositary to subscribe for New Shares on their behalf. However, if you hold ADSs and want the rights corresponding to the common shares underlying such ADSs to be exercised, you must surrender your ADSs to the Depositary prior to 4:00 p.m. (New York City time) on         , 2017 and instruct the Depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by you. You may surrender your ADSs and instruct the Depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by you after         , 2017, however, there can be no assurance that you will receive rights with respect to the common shares you receive after such date and the Depositary assumes no responsibility for securing such rights for you. Cancellations of ADSs are subject to charges of the Depositary. See “Summary of the Offering—Rights with respect to Shares Represented by ADSs.”

The rights will expire at the close of business in Taiwan on         , 2017. Any rights unexercised at the end of the exercise period will expire without value or any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before they expire.

In the event that, after expiration of the rights, there are New Shares, including fractional New Shares, that have not been, or in the case of fractional New Shares, cannot be, subscribed for, through the exercise of rights, we may allocate such unsubscribed New Shares at the Subscription Price to the Designated Persons (as defined below) who request to subscribe for such shares during a period starting on         , 2017 (Taiwan time) following the expiration of the Preemptive Subscription Period (as defined below) and ending at the close of business in Taiwan on         , 2017 (the “Additional Shares Allocation Period”).

We are making this offering directly to shareholders without the use of any underwriters, agents or dealers.

Our common shares are listed on the Taiwan Stock Exchange. Our common shares in the form of ADSs are listed on the New York Stock Exchange. The rights will not be eligible for trading on any stock exchanges. We expect that the New Shares will be listed on the Taiwan Stock Exchange. On December 15, 2016, the last reported sale price of our common shares on the Taiwan Stock Exchange was NT$33.9 per common share.

Exercising the rights to subscribe for New Shares and investing in our common shares involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, as well as in the accompanying prospectus and the documents incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Subscription Price	Proceeds to the Company
Per Common Share	NT$	NT$
Total	NT$	NT$

This prospectus supplement and the accompanying prospectus may be used in connection with the offering.

The date of this prospectus supplement is                                 , 2017.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities that it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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About This Prospectus Supplement and the Accompanying Prospectus

This document has two parts. The first part is this prospectus supplement, which describes the specific terms of the Offering (as defined below). The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the Offering, and information relating to other types of securities which may be offered thereunder. If the description of the Offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus supplement contains the terms of the Offering. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus. We sometimes refer to this prospectus supplement and the accompanying prospectus as the “prospectus.”

Unless the context otherwise requires, references in this prospectus supplement to:

“Company,” “ASE” or “ASE Inc.” refer to Advanced Semiconductor Engineering, Inc. and, where applicable, its subsidiaries, unless the context otherwise requires. We use the words “we,” “us,” “our company” and “our” to refer to Advanced Semiconductor Engineering, Inc. We use the word “you” to refer to prospective investors in the securities;

“ADSs” are to our American depositary shares, each ADS representing five common shares, par value NT$10 per share, of our company;

“ADRs” are to American depositary receipts evidencing our ADSs;

“IFRS” are to International Financial Reporting Standards, International Accounting Standards and Interpretations as issued by the International Accounting Standards Board;

“Republic of China”, the “ROC” and “Taiwan” are to the Republic of China, including Taiwan and certain other possessions;

“ROC GAAP” are to generally accepted accounting principles in the ROC; and

“U.S. GAAP” are to accounting principles generally accepted in the U.S.

All references to “NT dollar” and “NT$” refer to New Taiwan Dollar, the lawful currency of the ROC. No representation is made that the New Taiwan Dollar amounts in this prospectus supplement and the accompanying prospectus could have been or could be converted into any other currency at any particular rate or at all.

Unless expressly stated otherwise, all dates and times in this prospectus supplement refer to dates and times in Taipei, ROC, and all references to trading days are to trading days on the Taiwan Stock Exchange.

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Where You Can Find More Information

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and file or furnish other information to the SEC. All information filed or furnished to the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at http://www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. You can obtain further information on the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our website address is http://www.aseglobal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus supplement. As permitted by the SEC’s rules, this prospectus supplement does not contain all the information set forth in the registration statement and its exhibits. You should review the registration statement and its exhibits for more information about us and the securities that we may offer. Statements in this prospectus supplement regarding the contents of any documents filed as exhibits to the registration statement are not necessarily complete and are qualified in all respects by reference to these exhibits. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website or at the SEC’s public reference room.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

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Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on April 29, 2016 ( “2015 Annual Report”);

•	our report on Form 6-K furnished to the SEC on November 22, 2016 (Exhibit 99.1 only);

•	the section entitled “Questions and Answers about the Share Exchange,” “Summary,” “Special Factors,” “Risk Factors,” “Information about the companies,” “Extraordinary General Shareholder Meeting of ASE” and “The Joint Share Exchange Agreement” of our registration statement on Form F-4 filed with the SEC on November 22, 2016 (the “Share Exchange Registration Statement”); and

•	all our future annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Advanced Semiconductor Engineering, Inc.

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaoshiung, Taiwan

Republic of China

+886-7-361-7131

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

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Forward-Looking Statements

This prospectus supplement and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our future results of operations and business prospects. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the relevant document incorporated by reference that contains such statements. We were not involved in the preparation of these projections. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this prospectus supplement and the documents incorporated by reference. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including:

•	risks associated with cyclicality and market conditions in the semiconductor or electronics industry;

•	changes in our regulatory environment, including our ability to comply with new or stricter environmental regulations and to resolve environmental liabilities;

•	demand for the outsourced semiconductor packaging, testing and electronic manufacturing services we offer and for such outsourced services generally;

•	the highly competitive semiconductor or manufacturing industry we are involved in;

•	our ability to introduce new technologies in order to remain competitive;

•	international business activities;

•	our business strategy;

•	our future expansion plans and capital expenditures;

•	the uncertainties as to whether we can complete the acquisition of 100% of SPIL (as defined below) shares not otherwise owned by ASE;

•	the strained relationship between the ROC and the PRC;

•	general economic and political conditions; the recent global economic crisis;

•	possible disruptions in commercial activities caused by natural or human-induced disasters;

•	fluctuations in foreign currency exchange rates; and

•	other factors. For a discussion of these risks and other factors, see “Item 3. Key Information—Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus supplement by reference, and, if applicable, under the heading “Risk Factors” in any additional prospectus supplements.

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

S-5

Notice to Shareholders and Investors

The distribution of this prospectus supplement, the exercise of the rights and the allocation of the New Shares as to which rights have not been exercised may be restricted by law in certain jurisdictions. Any failure to comply with applicable restrictions may constitute a violation of the securities laws of such jurisdictions. In particular, due to restrictions under the securities laws of certain countries, shareholders or investors resident in such countries may not exercise rights or may not subscribe for any New Shares as to which rights have not been exercised. Persons into whose possession this prospectus supplement comes or who wish to exercise any of the rights or subscribe for any New Shares must inform themselves about and observe any such restrictions. This prospectus supplement does not constitute an invitation to exercise any of the rights, nor an offer of our New Shares, in any jurisdiction in which such offer or invitation would be unlawful. We do not accept any responsibility for any violation by any person, whether or not a prospective participant in the Offering, of any such restrictions.

This prospectus supplement is not a prospectus prepared in accordance with the applicable provisions regulating the Taiwan securities market. ASE will prepare and file with the ROC Financial Supervisory Commission a ROC rights offering prospectus (together with its annexes, supplements and documents incorporated therein by reference, are collectively referred to as the “Taiwan prospectus.”) which will be used to make the rights offering in Taiwan. A preliminary draft of the Taiwan prospectus will be uploaded on the website of the Market Observation Post System (the “MOPS”) maintained by the Taiwan Stock Exchange when ASE files the application with the ROC Financial Supervisory Commission for the Capital Increase (as defined below). Once the ROC Financial Supervisory Commission approves the proposed Taiwan rights offering, ASE will determine the Subscription Price and upload the final version of the Taiwan prospectus on the MOPS. ASE will furnish to the SEC on Form 6-K an English translation of the Taiwan prospectus which will be incorporated by reference into this prospectus supplement. The Taiwan prospectus will be in a format in accordance with applicable Taiwan securities market regulations, and contains information not generally included in documents such as this prospectus supplement.

This prospectus supplement and the accompanying prospectus are to be used only in connection with the Offering and not in connection with the Employee Offering and the Taiwan Public Offering (each as defined below). The Offering is made in the United States solely on the basis of the information contained in this prospectus supplement.

S-6

Summary

The following material is qualified in its entirety by the information appearing elsewhere in this prospectus supplement, including the documents incorporated herein by reference. You should read carefully the entire prospectus and the documents incorporated by reference therein before making an investment decision.

General

We are among the leading providers of semiconductor packaging and testing services based on our 2015 revenues. Our services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronics manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications.

We were incorporated on March 23, 1984 as a company limited by shares under the ROC Company Law, with facilities in the Nantze Export Processing Zone located in Kaohsiung, Taiwan.

Our principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and our telephone number at the above address is +886-7-361-7131.

Our common shares have been listed on the Taiwan Stock Exchange under the symbol “2311” since July 1989 and our ADSs have been listed on the New York Stock Exchange under the symbol “ASX” since September 2000.

Recent Developments

Concurrent Offerings

Substantially concurrently with the Offering, we are also offering common shares to our employees (the “Employee Offering”) and offering common shares to the public in Taiwan (the “Taiwan Public Offering”, together with the Employee Offering and the Offering, the “Capital Increase”). A total of 300,000,000 ASE common shares will be offered under the Capital Increase, among which, 10% of such shares, or 30,000,000 common shares, will be offered under the Employee Offering pursuant to Article 267 of the ROC Company Law, 10% of such shares, or 30,000,000 common shares, will be offered under the Taiwan Public Offering pursuant to Article 28-1 of the Taiwan Securities and Exchange Act, and the remaining 80% of such shares, or 240,000,000 common shares, will be offered under the Offering. Consummation of each of the Offering, the Employee Offering and the Taiwan Public Offering will be conditional on successful consummation of the other offerings comprising the Capital Increase.

We will offer shares in the Employee Offering at a per share price equal to NT$          (the “Concurrent Offerings Subscription Price”). We expect that the Employee Offering will commence on or around           , 2017 and cease on the close of business in Taiwan on           , 2017. In the event that shares offered in the Employee Offering are not fully subscribed for, we may allocate such unsubscribed shares at the Concurrent Offerings Subscription Price to the Designated Persons who request to subscribe for such shares during a period starting on           , 2017 (Taiwan time) following the expiration of the subscription period for such offerings and ending at the close of business in Taiwan on           , 2017.

We will offer shares in the Taiwan Public Offering at the Concurrent Offerings Subscription Price in the form of a lottery. We expect the Taiwan Public Offering will commence on           , 2017 and cease on           , 2017. In the event that shares offered in the Taiwan Public Offering are not fully subscribed for, we may allocate such unsubscribed shares at the Concurrent Offerings Subscription Price to the Designated Persons or underwriters for the Taiwan Public Offering as designated by the Company, who request to subscribe for such shares during a period starting on           , 2017 (Taiwan time) following the expiration of the subscription period for such offerings and ending at the close of business in Taiwan on           , 2017.

Both the Employee Offering and the Taiwan Public Offering are being made pursuant to an offer exempt from registration with the U.S. Securities and Exchange Commission pursuant to Regulation S of the U.S. Securities Act

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of 1933, as amended. For more information about the Concurrent Offerings, please refer to the Taiwan prospectus, an English translation of which will be furnished to the SEC on Form 6-K and will be incorporated by reference into this prospectus supplement.

Share Exchange with SPIL

On June 30, 2016, we and Siliconware Precision Industries Co., Ltd. (“SPIL”) entered into a joint share exchange agreement (“Joint Share Exchange Agreement”) pursuant to which a holding company, ASE Industrial Holding Co., Ltd. (“HoldCo”), will be formed by means of a statutory share exchange pursuant to the laws of the ROC, and HoldCo will (i) acquire all issued shares of ASE in exchange for shares of HoldCo using the share exchange ratio as described below, and (ii) acquire all issued shares of SPIL using the cash consideration as described below (the “Share Exchange”). Upon the consummation of the Share Exchange, ASE and SPIL will become wholly owned subsidiaries of HoldCo concurrently. Subject to the Share Exchange, the Joint Share Exchange Agreement and the other transactions contemplated thereby being approved by shareholders of ASE and SPIL, and upon the satisfaction of the other conditions for completing the Share Exchange, HoldCo will be formed — and the Share Exchange is expected to become effective — on or around          , 2017.

Pursuant to the terms and subject to the conditions set forth in the Joint Share Exchange Agreement, at the effective time of the Share Exchange (the “Effective Time”):

(i) for SPIL shareholders:

•	each SPIL common share, par value NT$10 per share (“SPIL Common Share”), issued immediately prior to the Effective Time (including SPIL’s treasury shares and the SPIL Common Shares beneficially owned by ASE), will be transferred to HoldCo in consideration for the right to receive NT$51.2, which represents NT$55, minus a cash dividend and a return of capital reserve of NT$3.8 per SPIL Common Share distributed by SPIL on July 1, 2016, payable in cash in NT dollars, without interest and net of any applicable withholding taxes (“SPIL Common Shares Cash Consideration”); and

•	each SPIL American depositary share, currently representing five SPIL Common Shares (“SPIL ADS”) will be cancelled in exchange for the right to receive through JPMorgan Chase Bank, N.A., as depositary for the SPIL ADSs (“SPIL Depositary”), the US dollar equivalent of NT$256 (representing five times of the SPIL Common Shares Cash Consideration) minus (i) all processing fees and expenses per SPIL ADS in relation to the conversion from NT dollars into US dollars, and (ii) US$0.05 per SPIL ADS cancellation fees pursuant to the terms of the deposit agreement dated January 6, 2015 by and among SPIL, SPIL Depositary and the holders and beneficial owners from time to time of the SPIL ADSs issued thereunder, payable in cash in US dollars, without interest and net of any applicable withholding taxes (“SPIL ADS Cash Consideration,” together with the SPIL Common Shares Cash Consideration, “Cash Consideration”).

The Cash Consideration will be subject to adjustments if SPIL issues shares or pays cash dividends during the period from the execution date of the Joint Share Exchange Agreement to the Effective Time, provided, however, that the Cash Consideration shall not be subject to adjustment if the aggregate amount of the cash dividends distributed by SPIL in fiscal year 2017 is less than 85% of its after-tax net profit for fiscal year 2016.

(ii) for ASE shareholders:

•	each ASE common share (“ASE Common Share”), par value NT$10 per share, issued immediately prior to the Effective Time (including ASE’s treasury shares), will be transferred to HoldCo in consideration for the right to receive 0.5 HoldCo common shares (“HoldCo Common Shares”), par value NT$10 per share; and

•	each ASE American depositary share, currently representing five ASE Common Shares (“ASE ADSs”), will represent the right to receive 1.25 HoldCo American depositary shares, each representing two HoldCo Common Shares (“HoldCo ADSs”) upon surrender for cancellation to Citibank, N.A., as depositary for the ASE ADSs, after the Effective Time. The ratio at which ASE Common Shares will be exchanged for

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HoldCo Common Shares and ASE ADSs will be exchanged for HoldCo ADSs is hereinafter referred to as the “Exchange Ratio.”

Under Republic of China law, if any fractional HoldCo Common Shares representing less than one common share would otherwise be allotted to former holders of ASE Common Shares in connection with the Share Exchange, those fractional shares will not be issued to those shareholders. Pursuant to the Joint Share Exchange Agreement, ASE will aggregate the fractional entitlements and sell the aggregated ASE Common Shares using the closing price of ASE Common Shares on the Taiwan Stock Exchange (the “TWSE”) on the ninth (9th) ROC Trading Day (as defined below) prior to the Effective Time, to an appointee of the Chairman of HoldCo. The cash proceeds from the sale will be distributed to the former holders of ASE Common Shares by HoldCo on a proportionate basis in accordance with their respective fractions at the Effective Time.

Subject to approval at the ASE EGM (as defined below), HoldCo will issue 3,961,811,298 HoldCo Common Shares (based on the number of issued shares of ASE on September 30, 2016) in connection with the Share Exchange.

Before the Share Exchange can be completed, ASE shareholders must vote to approve, among other things, the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement, and SPIL shareholders must vote to approve the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement.

The extraordinary general shareholders’ meeting of ASE shareholders (the “ASE EGM”) is expected to be held on           , 2017, at           (Taiwan time), at Zhuang Jing Auditorium, 600 Jiachang Road, Nantze Export Processing Zone, Nantze District, Kaohsiung City, Taiwan, Republic of China. At this ASE EGM, ASE shareholders will be asked to approve, among other things, the Share Exchange and the other transactions contemplated by the Joint Share Exchange Agreement. The board of directors of ASE has unanimously determined that (i) the Exchange Ratio constitutes fair value for each ASE Common Share and each ASE ADS, and (ii) the Joint Share Exchange Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ASE and its shareholders.

For more information on the Share Exchange, see the Share Exchange Registration Statement, portions of which are incorporated by reference herein.

FTC Investigation

The completion of the Share Exchange is subject to obtaining antitrust and other regulatory approvals in certain jurisdictions, including but not limited to Taiwan, China and the United States. The U.S. Federal Trade Commission (“FTC”) has issued a subpoena and civil investigative demand relating to the proposed combination. ASE and SPIL are fully cooperating with the investigation. There can be no assurance as to if and when the FTC will complete its investigation without seeking an injunction prohibiting the Share Exchange or as to the conditions or limitations that such regulatory authorities may seek to impose. For more information on the FTC investigation and regulatory approvals required to complete the Share Exchange, see page the section entitled “Special Factors — Regulatory Approvals Required to Complete the Share Exchange” on page 55 of the Share Exchange Registration Statement, portions of which are incorporated by reference herein.

New Taiwan Dollar Senior Notes

On December 9, 2015, our board of directors has approved the issuance of senior notes of no more than NT$8 billion aggregate principal amount. The consummation of the Offering is not conditional upon the issuance of the senior notes, and the issuance of the senior notes offering is not conditional upon the consummation of the Offering.

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Summary of the Offering

The Offering

We will grant rights to the holders of our existing common shares to subscribe for New Shares.          common shares held of record as of 5:00 p.m. (the close of trading on the Taiwan Stock Exchange) on           , 2017 (Taiwan time) entitles their holder to           rights to subscribe for New Shares. In the event that, after expiration of the rights, there are New Shares, including any fractional New Shares, that have not been, or in the case of fractional New Shares, cannot be, subscribed for, through the exercise of rights, we may allocate such unsubscribed New Shares at the Subscription Price to the Chairman of ASE’s Board of Directors and his designated persons (together, the “Designated Persons”) who request to subscribe for such shares during a period starting on           , 2017 (Taiwan time) after the expiration of the Preemptive Subscription Period (as defined below). We refer to the issuance and exercise of the rights for New Shares and the offer and sale of the New Shares as to which rights have not been exercised, collectively, as the “Offering.”

The nominal amount of the increase in share capital through the issuance of the New Shares in the Offering, assuming all the New Shares are subscribed at the Subscription Price, is NT$          .

Rights	common shares held of record as of 5:00 p.m. (the close of trading on the Taiwan Stock Exchange) on , 2017 (Taiwan time) entitles their holder to rights to subscribe for New Shares. rights are required to subscribe for New Share at the Subscription Price. We will accept subscriptions for whole New Shares only. We will not issue fractional New Shares or cash in lieu of fractional New Shares. Accordingly, holders of rights will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole New Shares. Holders of rights must pay the Subscription Price for the full amount of New Shares for which they are subscribing.

Preemptive Subscription Period	The period from , 2017 until close of business in Taiwan on , 2017, the rights expiration date, is referred to as the “Preemptive Subscription Period.”

Subscription Price	The Subscription Price is NT$ per New Share. You must pay the Subscription Price in NT dollars.

Rights with respect to Shares Represented by ADSs

In accordance with the terms of the Deposit Agreement for our ADSs, we have requested that the holders of ADSs not be given rights to subscribe for new ADSs and not have the right to instruct the Depositary to subscribe for New Shares on their behalf. The Depositary has determined, in consultation with us, that it is not reasonably practicable to sell the rights it receives with respect to the common shares represented by ADSs (as the rights are not listed or eligible to trade on any securities exchange), and therefore such rights will not be sold by the Depositary and the holders of ADSs will not receive any cash proceeds from the sale of rights.

Accordingly, holders of ADSs, each representing five (5) of our common shares, will not receive rights to subscribe for new ADSs nor have any right to instruct the Depositary to subscribe for New Shares on their behalf. However, if you hold ADSs and want the rights corresponding to the common shares underlying such ADSs to be exercised, you must surrender

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your ADSs to the Depositary prior to 4:00 p.m. (New York City time) on , 2017 and instruct the Depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by you. You may surrender your ADSs and instruct the Depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by you after , 2017, however, there can be no assurance that you will receive rights with respect to the common shares you receive after such date and the Depositary assumes no responsibility for securing such rights for you. In addition, any holders of ADSs requesting the cancellation of ADSs and withdrawal of deposited securities are required to deliver a withdrawal certification, a copy of which may be requested from the Depositary and may be downloaded from the Depositary’s website at:

https://depositaryreceipts.citi.com/adr/guides/ecert.aspx?idf=75&pageId=5&subpageid=197&cusip=00756M404

Following receipt of a duly issued instruction to cancel ADSs and a withdrawal certification, in each case in valid forms and payment of the Depositary’s cancellation fee of $0.05 per ADS surrendered, the Depositary will transfer such underlying common shares to such account. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Taiwan that can accept the common shares for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those common shares and rights, including the timely exercise or sale of the rights. Neither ASE, the Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Taiwan or for the execution of any such actions.

Transferability of Rights; Rights will Not be Listed	Holders of rights may transfer their right to other persons upon notice to, and in accordance with the procedures set out by, President Securities Corporation, ASE’s share registrar (the “Share Registrar”). However, the rights will not be listed or eligible to trade on any securities exchange.

Procedure for Exercising Rights

In order to exercise the rights, holders of rights must follow the instructions with respect to the proper and timely exercise of rights set out in a notice of payment (the “Notice of Payment”) which the Share Registrar will send to holders on ASE’s behalf upon the commencement of the Preemptive Subscription Period. Receipt of full payment of the Subscription Price in ASE’s designated account (details of which will be stipulated in the Notice of Payment) by a holder shall constitute exercise of such holder’s rights.

If holders of rights do not hold shares directly with ASE but through a securities intermediary (including FINIs and U.S. holders of rights, which hold their shares through their respective Custodian Bank), such holders will need to have such securities intermediary act for them if they wish to exercise or sell their rights. In such case, such holders should contact the securities intermediary through whom they hold the shares and instruct that intermediary as to the exercise or sale of the rights associated with their shares in such format and by such time as such intermediary may request. We are not responsible for any failure of such intermediary to properly carry out instructions.

The exercise of rights is firm, irrevocable and unconditional and may not be canceled or modified, except as provided in “The Offering— Irrevocable

S-11

Subscription Requests.” Rights that are not exercised as described above will expire without value or any payment to the holders of these unexercised rights. Holders of rights should carefully consider whether or not to exercise or sell their rights before they expire.

Additional Shares Allocation Period for Unsubscribed New Shares	New Shares, including any fractional New Shares, that have not been, or in the case of fractional New Shares, cannot be, subscribed for during the Preemptive Subscription Period (the “Additional Shares”) will be allocated at the Subscription Price to the Designated Persons during the Additional Shares Allocation Period, which period will commence on , 2017 (Taiwan time) following the end of the Preemptive Subscription Period and end at the close of business in Taiwan on , 2017.

Listing of New Shares	Our common shares are, and we expect that the New Shares will be, listed on the Taiwan Stock Exchange.

Registration of New Shares	We will register the New Shares in the books and records of , 2017 as soon as practicable after the Offering has been declared completed and subscribed for. See “The Offering—Delivery and Admission to Trading in Taiwan of the New Shares.”

Taxation	For a discussion regarding Taiwan and U.S. federal income tax consequences of the receipt, exercise and disposition of the rights and the ownership, acquisition and disposition of New Shares, please refer to “Taxation—Material Taiwan Taxation Considerations” and “Taxation—Material U.S. Federal Income Taxation Considerations” in this prospectus supplement.

Dilution	In order to capture the value of the rights, the holder must exercise such rights as described above. If holders of rights do not exercise all of the rights allocated in respect of their holding of common shares, their holding of our common shares or ADSs will be diluted. See “Dilution.”

Risk Factors	See “Risk Factors” beginning on page S- as well as in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement for a discussion of certain factors relating to us, our business and an investment in our rights and common shares.

Concurrent Offerings

Substantially concurrently with the Offering, we are also offering common shares to our employees in the Employee Offering and to the public in Taiwan in the Taiwan Public Offering. We refer to the Offering, together with the Employee Offering and the Taiwan Public Offering as the “Capital Increase”. A total of 300,000,000 ASE common shares will be offered under the Capital Increase, among which, 10% of such shares, or 30,000,000 common shares, will be offered under the Employee Offering pursuant to Article 267 of the ROC Company Law, 10% of such shares, or 30,000,000 common shares, will be offered under the Taiwan Public Offering pursuant to Article 28-1 of the Taiwan Securities and Exchange Act, and the remaining 80% of such shares, or 240,000,000 common shares, will be offered under the Offering.

We will offer shares in the Employee Offering at a per share price equal to the Concurrent Offerings Subscription Price. We expect that the Employee Offering will commence on or around         , 2017 and cease on the close of business in Taiwan on         , 2017. In the event that shares offered in the Employee Offering are not fully subscribed for, we may allocate such

S-12

unsubscribed shares at the Concurrent Offerings Subscription Price to the Designated Persons who request to subscribe for such shares during a period starting on         , 2017 (Taiwan time) following the expiration of the subscription period for such offerings and ending at the close of business in Taiwan on         , 2017.

We will offer shares in the Taiwan Public Offering at the Concurrent Offerings Subscription Price in the form of a lottery. We expect the Taiwan Public Offering will commence on         , 2017 and cease on         , 2017. In the event that shares offered in the Taiwan Public Offering are not fully subscribed for, we may allocate such unsubscribed shares at the Concurrent Offerings Subscription Price to the Designated Persons or underwriters for the Taiwan Public Offering as designated by the Company, who request to subscribe for such shares during a period starting on         , 2017 (Taiwan time) following the expiration of the subscription period for such offerings and ending at the close of business in Taiwan on         , 2017.

Both the Employee Offering and the Taiwan Public Offering are being made pursuant to an offer exempt from registration with the U.S. Securities and Exchange Commission pursuant to Regulation S of the U.S. Securities Act of 1933, as amended. For more information about the Concurrent Offerings, please refer to the Taiwan prospectus, an English translation of which will be furnished to the SEC on Form 6-K and will be incorporated by reference into this prospectus supplement.

S-13

Timetable for the Offer	Below is the anticipated timetable for the Offer:

	Action	Estimated date (Taiwan time)
	Pricing announcement of the New Shares	, 2017
	Ex-rights Day	, 2017
	Commencement of book closure period	, 2017
	Record Date and reopening of book	, 2017
	Commencement of Preemptive Subscription Period	, 2017
	End of Preemptive Subscription Period	, 2017
	Commencement of Additional Shares Allocation Period	, 2017
	End of the Additional Shares Allocation Period	, 2017
	Deposit into ASE’s designated account the payment for the New Shares subscribed during the Preemptive Subscription Period and the Additional Shares Allocation Period	, 2017
	Registration of the new Shareholder Register	, 2017
	Listing on the Taiwan Stock Exchange of the New Shares	, 2017

The Company will report any changes in the timetable described above as a significant event to the Taiwan Stock Exchange as soon as possible.

S-14

risk factors

We have set forth risk factors in the accompanying prospectus and in our most recently filed annual report on Form 20-F, which is incorporated by reference in this prospectus supplement. We have also set forth below certain risk factors that relate specifically to the Offering. We may include further risk factors in subsequent reports on Form 6-K incorporated in this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to the Offering

The price of our common shares may fluctuate or decline before or after the expiration of the rights and may fall below the Subscription Price of the New Shares issued upon the exercise of the rights.

Given that the market value of the rights depends on the price of our common shares, a significant decline in the trading price of our common shares would negatively affect the trading price of the rights. The market price of our common shares could be subject to significant fluctuations due to changes in sentiment in the market, including changes in sentiment regarding the Offering and the New Shares.

In addition, we cannot assure holders of rights that the trading price of our common shares will not decline below the Subscription Price after such holders elect to exercise their rights. If that occurs, such holders will have committed to buy the New Shares at a price above the prevailing trading price, and such holders will suffer an immediate unrealized loss as a result. Moreover, we cannot assure holders of rights that following the exercise of rights they will be able to sell their shares at a price equal to or greater than the Subscription Price.

The trading price of the common shares of ASE may be volatile.

The trading price of the common shares of ASE may be volatile. Factors such as changes in the results of operations of ASE, negative publicity, changes in the recommendations of securities analysts regarding ASE or in the global conditions of the financial or securities markets or in the sectors or geographic in which ASE operates could have a negative effect on the trading price of ASE common shares.

Furthermore, in recent years the Taiwan Stock Exchange and stock exchanges outside of Taiwan have from time to time experienced significant price and trading volume fluctuations which are frequently not related to the underlying operating performance of listed companies. As a result, investors in our common shares may experience volatility in the market price or a decrease in the value of our common shares regardless of our operating performance or prospects.

Rights that are not exercised prior to the end of the Preemptive Subscription Period will expire valueless without any compensation, and holders of our existing common shares who do not exercise their rights will see their interest in ASE’s capital diluted by up to approximately      % of their current equity interest.

Any rights unexercised at the end of the Preemptive Subscription Period will expire valueless without any compensation. Furthermore, the consideration received by shareholders or other investors who elect to sell their rights prior to the expiration of the Preemptive Subscription Period may not be sufficient to fully compensate them for the dilution of their percentage ownership of our common shares that may result from the rights offering. As this is an issuance of New Shares of ASE, those shareholders who do not exercise their rights will see their interest in ASE’s capital diluted by up to approximately         % of their current equity interest upon subscription of all New Shares.

The sale on the market of a substantial number of ASE’s common shares after the Capital Increase, or the perception that such sales might occur, may negatively affect the trading price of our common shares and holders of our common shares may have their interest in ASE’s capital significantly diluted by future capital increases.

The sale on the market of a substantial number of ASE’s common shares after the Capital Increase, or the perception that such sales might occur, may negatively affect the trading price of our common shares. We may issue shares or convertible bonds or warrants in the future in order to accomplish any of our business objectives,

S-15

including, but not limited to, financing our business operations and implementing our expansion strategy. Future issuances of shares and the exercise of conversion or option rights on our common shares may dilute our shareholders’ voting rights and percentage ownership in ASE if the new shares are issued without granting subscription or similar rights, or to the extent such rights are not exercised. Furthermore, the perception that any of these transactions might occur may negatively affect the trading price of the common shares of ASE.

For investors how do not hold their shares directly with ASE, their rights must be exercised through their respective nominees (in the case of FINIs and U.S. shareholders, their respective Custodian Bank), and New Shares must be paid for in NT dollars.

If investors do not hold their shares directly with ASE, their rights must be exercised through their respective nominees (in the case of FINIs and U.S. shareholders, their respective Custodian Bank). The Share Registrar is located in Taiwan and payments must be made in NT dollars to an account for the benefit of ASE which will be specified the Notice of Payment. As a result, it may be difficult for our shareholders and investors outside Taiwan to exercise the rights they hold and pay the Subscription Price in respect thereof.

It may be difficult for investors outside Taiwan to serve process on or enforce foreign judgments against ASE in connection with the Offering.

ASE is incorporated in Taiwan. As a result, it may be difficult for investors outside Taiwan to serve process on or enforce foreign judgments against ASE in connection with the Offering. See “Enforcement of Civil Liabilities” in the accompanying prospectus.

Shareholders in countries with currencies other than the NT dollars face additional investment risk from currency exchange rate fluctuations in connection with their holding of ASE’s common shares.

Shareholders in countries with currencies other than the NT dollars face additional investment risk from currency exchange rate fluctuations. ASE’s common shares are quoted only in NT dollars and any future payments of dividends on our shares will be denominated in NT dollars. Accordingly, the U.S. dollar or other currency equivalent of any dividends paid on our shares or any distributions made could be adversely affected by the depreciation of the NT dollars against such currencies.

S-16

ASE could be exposed to risks or contingencies in connection with the Share Exchange.

ASE and its subsidiaries may be exposed to financial, legal, regulatory or any other risks or contingencies that we may not be aware of, which may not have been, or cannot be, detected or which have not been made aware to us in relation to the Share Exchange. Such risks and contingencies may only emerge or materialize after the Share Exchange is complete.

Any of the foregoing could have a material adverse effect on ASE’s business, financial condition and results of operations.

S-17

Use of Proceeds

Assuming the New Shares are fully subscribed at the Subscription Price, the gross proceeds of the Offering are expected to be approximately NT$          million, and the net proceeds of the Offering, after deduction of commissions, fees and estimated expenses of approximately NT$          million, are expected to be approximately NT$          million.

ASE may use the proceeds from the Offering for debt refinancings and reducing or retiring indebtedness.

S-18

SELECTED CONSOLIDATED FINANCIAL DATA

Selected Consolidated Financial Data of ASE

The selected consolidated financial data of ASE as of and for the years ended December 31, 2012, 2013, 2014 and 2015 has been derived from ASE’s audited consolidated financial statements included in its 2015 Annual Report, which is incorporated by reference into this prospectus supplement. These consolidated financial statements were prepared based on IFRS. The selected consolidated financial data as of December 31, 2012 and 2013 and for the year ended December 31, 2012 is derived from ASE’s audited consolidated financial statements not included herein.

ASE first started preparing its audited consolidated financial statements in accordance with IFRS starting from January 1, 2013. Historical financial data as of and for the year ended December 31, 2011 derived from ASE’s consolidated financial statements prepared in accordance with ROC GAAP with reconciliation to US GAAP has not been included below, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2012, 2013, 2014 and 2015 and cannot be obtained without unreasonable effort or expense.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of ASE, and you should read the following information together with ASE’s consolidated financial statements, the related notes, the section entitled “Item 5 —Operating and Financial Review and Prospects” contained in its 2015 Annual Report, which are incorporated by reference into this prospectus supplement. For more information, see the section entitled “Where You Can Find More Information.”

The selected historical consolidated statement of operations data for each of the nine-month periods ended September 30, 2015 and 2016 and the consolidated balance sheet data as of December 31, 2015 and September 30, 2016 have been derived from ASE’s unaudited consolidated financial statements for the nine-month period ended September 30, 2016 contained in ASE’s interim report on Form 6-K furnished with the SEC on November 22, 2016, which is incorporated by reference into this prospectus supplement.

In September 2015, March and April 2016, ASE successively acquired common shares and ADSs of SPIL for cash resulting in ASE’s total ownership of 33.29% of SPIL which was reflected as investments accounted for using the equity method on the consolidated balance sheets as of December 31, 2015 and September 30, 2016. As of September 30, 2016, ASE has completed the identification of the difference between the cost of the investment and ASE’s share of the net fair value of SPIL’s identifiable assets and liabilities. Therefore, according to IFRS, ASE has retrospectively adjusted the comparative financial statements for prior periods. The retrospective adjustments are a decrease of NT$281.4 million to the investments accounted for using the equity method on the consolidated balance sheet as of December 31, 2015 and share of profit of associates on the consolidated statement of comprehensive income for the year ended December 31, 2015. The impact of such adjustments represent a 0.08% decrease to the total assets and 1.34% decrease to the total profit for the year. ASE considered such retrospective adjustments to be immaterial from both quantitative and qualitative perspectives. The balance sheet data as of December 31, 2015 in the following table marked as “Adjusted” reflected the impact from the retrospective adjustments.

	For the Year Ended December 31,					For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2015	2015	2016
	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
	(in millions, except earnings per ASE common share and per ASE ADS data)
Statement of Comprehensive Income Data:
Operating revenues	193,972.4	219,862.4	256,591.4	283,302.5	9,059.9	207,754.4	197,755.5	6,324.1
Operating costs	(157,342.7)	(177,040.4)	(203,002.9)	(233,167.3)	(7,456.6)	(170,888.0)	(159,938.4)	(5,114.8)
Gross profit	36,629.7	42,822.0	53,588.5	50,135.2	1,603.3	36,866.4	37,817.1	1,209.3
Operating expenses	(18,922.6)	(20,760.4)	(23,942.7)	(25,250.6)	(807.5)	(18,782.8)	(19,241.5)	(615.3)

S-19

	For the Year Ended December 31,					For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2015	2015	2016
	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
	(in millions, except earnings per ASE common share and per ASE ADS data)
Other operating income and expenses, net	83.2	(1,348.2)	228.7	(251.5)	(8.0)	(71.6)	(704.3)	(22.5)
Profit from operations	17,790.3	20,713.4	29,874.5	24,633.1	787.8	18,012.0	17,871.3	571.5
Non-operating income (expense), net	(1,181.6)	(1,343.6)	(1,339.4)	660.1	21.1	712.9	578.2	18.5
Profit before income tax	16,608.7	19,369.8	28,535.1	25,293.2	808.9	18,724.9	18,449.5	590.0
Income tax expense	(2,960.4)	(3,499.6)	(5,666.0)	(4,311.1)	(137.9)	(2,575.9)	(3,230.0)	(103.3)
Profit for the year	13,648.3	15,870.2	22,869.1	20,982.1	671.0	16,149.0	15,219.5	486.7
Attributable to
Owners of the Company	13,191.6	15,404.5	22,228.6	20,013.5	640.0	15,506.0	14,369.7	459.5
Non-controlling interests	456.7	465.7	640.5	968.6	31.0	643.0	849.8	27.2
	13,648.3	15,870.2	22,869.1	20,982.1	671.0	16,149.0	15,219.5	486.7
Other comprehensive income (loss), net of income tax	(3,830.7)	3,233.3	5,504.4	(147.6)	(4.7)	1,284.4	(7,331.5)	(234.4)
Total comprehensive income for the year	9,817.6	19,103.5	28,373.5	20,834.5	666.3	17,433.4	7,888.0	252.3
Attributable to
Owners of the Company	9,420.4	18,509.6	27,394.3	19,940.4	637.7	16,679.4	7,632.6	244.1
Non-controlling interests	397.2	593.9	979.2	894.1	28.6	754.0	255.4	8.2
	9,817.6	19,103.5	28,373.5	20,834.5	666.3	17,433.4	7,888.0	252.3
Earnings per common share(1):
Basic	1.77	2.05	2.89	2.62	0.08	2.03	1.88	0.06
Diluted	1.73	1.99	2.79	2.51	0.08	1.88	1.58	0.05
Dividends per common share(2)	2.05	1.05	1.29	2.00	0.06	2.00	1.60	0.05
Earnings per equivalent ADS(1):
Basic	8.86	10.26	14.46	13.08	0.42	10.13	9.38	0.30
Diluted	8.65	9.96	13.93	12.55	0.40	9.42	7.90	0.25
Number of common shares(3):
Basic	7,445.5	7,508.5	7,687.9	7,652.8	7,652.8	7,656.4	7,658.5	7,658.5
Diluted	7,568.2	7,747.6	8,220.7	8,250.1	8,250.1	8,241.0	8,272.9	8,272.9
Number of equivalent ADSs
Basic	1,489.1	1,501.7	1,537.6	1,530.6	1,530.6	1,531.3	1,531.7	1,531.7
Diluted	1,513.6	1,549.5	1,644.1	1,650.0	1,650.0	1,648.2	1,654.6	1,654.6

________________________

Notes:

(1)	The denominators for diluted earnings per ASE common share and diluted earnings per equivalent ASE ADS are calculated to account for the potential diluted factors, such as the exercise of options and conversion of ASE’s convertible bonds into ASE common shares.
(2)	Dividends per ASE common share issued as a cash dividend, a stock dividend and distribution from capital surplus.
(3)	Represents the weighted average number of shares after retroactive adjustments to give effect to stock dividends. ASE common shares held by consolidated subsidiaries are classified as “treasury stock,” and are deducted from the number of ASE common shares outstanding.

S-20

	As of December 31,						As of September 30,
IFRS	2012	2013	2014	2015		2015 (Adjusted)	2016
	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
	(in millions)
Balance Sheet Data:
Current assets	97,495.6	132,176.5	159,955.2	156,732.8	5,012.3	156,732.8	143,369.2	4,584.9
Investments - non-current(1)	2,267.8	2,345.5	2,409.3	38,328.0	1,225.7	38,046.6	50,677.6	1,620.6
Property, plant and equipment, net	127,197.8	131,497.3	151,587.1	149,997.1	4,796.8	149,997.1	145,208.9	4,643.7
Intangible assets	12,361.3	11,953.6	11,913.3	11,888.6	380.2	11,888.6	12,217.1	390.7
Long-term prepayment for lease	4,164.1	4,072.3	2,586.0	2,556.2	81.7	2,556.2	2,382.4	76.2
Others(2)	4,236.0	4,676.9	5,267.9	5,765.5	184.4	5,765.6	6,830.7	218.5
Total assets	247,722.6	286,722.1	333,718.8	365,268.2	11,681.1	364,986.9	360,685.9	11,534.6
Short-term debts(3)	36,884.9	44,618.2	41,176.0	36,983.4	1,182.7	36,983.4	33,007.5	1,055.6
Current portion of long-term debts	3,213.8	6,016.5	2,835.5	16,843.3	538.6	16,843.3	15,657.7	500.7
Long-term debts(4)	44,591.7	50,166.5	55,375.8	66,535.1	2,127.8	66,535.1	70,812.9	2,264.6
Other liabilities(5)	53,211.8	60,176.9	78,640.1	78,700.1	2,516.8	78,700.1	81,539.6	2,607.6
Total liabilities	137,902.2	160,978.1	178,027.4	199,061.9	6,365.9	199,061.9	201,017.7	6,428.5
Share capital	76,047.7	78,180.3	78,715.2	79,185.7	2,532.3	79,185.7	79,509.1	2,542.7
Non-controlling interests	3,505.7	4,128.4	8,209.9	11,492.5	367.5	11,492.6	11,057.6	353.6
Equity attributable to owners of the Company	106,314.7	121,615.6	147,481.5	154,713.8	4,947.7	154,432.4	148,610.6	4,752.5

Notes:

(1)	Including available-for-sale financial assets — non-current and investments accounted for using the equity method.
(2)	Including deferred tax assets, other financial assets — non-current and other non-current assets.
(3)	Including short-term bank loans and short-term bills payable.
(4)	Including bonds payable, long-term borrowings (consisting of bank loans and bills payable) and capital lease obligations.
(5)	Including (x) current liabilities other than short-term debts and current portion of long-term debts and (y) non-current liabilities other than long-term debts. For

	For the Year Ended December 31,					For the Nine Months Ended September 30,
IFRS	2012	2013	2014	2015	2015	2015	2016
	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
	(in millions)
Cash Flow Data:
Capital expenditures	(39,029.5)	(29,142.7)	(39,599.0)	(30,280.1)	(968.3)	(24,695.3)	(20,391.1)	(652.1)
Depreciation and amortization	23,435.9	25,470.9	26,350.8	29,518.7	944.0	22,172.2	22,038.6	704.8
Net cash inflow from operating activities	33,038.0	41,296.0	45,863.5	57,548.3	1,840.4	34,303.8	36,712.1	1,174.0
Net cash outflow from investing activities	(43,817.8)	(29,925.8)	(38,817.9)	(63,351.4)	(2,025.9)	(57,691.9)	(37,137.2)	(1,187.6)
Net cash inflow (outflow) from financing activities	8,455.8	12,794.9	(2,797.0)	8,636.3	276.2	12,187.3	(11,839.8)	(378.6)

S-21

Capitalization and INDEBTEDNESS

The following table sets forth the capitalization of ASE on a consolidated basis in accordance with the IFRS at September 30, 2016 and as adjusted to reflect the issuance of 300,000,000 common shares (including 240,000,0000 New Shares) under the Capital Increase plan. The net proceeds of the Capital Increase are shown under “cash and cash equivalents” pending their use as further described in “Use of Proceeds”.

	At September 30, 2016
	Actual	As Adjusted
	(NT$ in millions)
Cash and cash equivalents	37,661
Equity	159,668
Equity attributable to equityholders of the parent and other holders of equity instruments	148,611
Equity attributable to non-controlling interests	11,057
Outstanding indebtedness	201,018
Short-term debts	33,007
Current portion of long-term debts	15,658
Long-term debts	70,813
Other liabilities	81,540
Total capitalization and indebtedness	360,686

S-22

Taxation

The following is a discussion of material ROC and U.S. federal income tax consequences to U.S. Holders described below of the receipt, exercise and disposition of rights to subscribe for New Shares (“rights”) and the ownership and disposition of New Shares acquired pursuant to the Offering. To the extent that the discussion relates to matters of ROC tax law, it is the opinion of Baker & McKenzie, our ROC counsel, and to the extent it relates to U.S. federal income tax law, it is the opinion of Davis Polk & Wardwell LLP, our U.S. counsel.

Material ROC Taxation Considerations

The following are the principal ROC tax consequences of receipt, exercise and disposition of the rights and New Shares to a non-resident individual or non-resident entity (a “non-ROC holder”) on the assumption that New Shares will be listed on the Taiwan Stock Exchange as scheduled. As used in the preceding sentence, a “non-resident individual” is a non-ROC national who is granted the rights or owns New Shares, as the case may be, and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body which owns the rights or New Shares, as the case may be, is organized under the law of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC.

The statements regarding ROC tax laws set forth below are based on the laws in force and applicable as of the date hereof, which are subject to change, possibly on a retroactive basis.

This summary is not exhaustive of all possible tax considerations, which may apply to a particular non-ROC holder and potential non-ROC holders are advised to discuss the overall tax consequences of the acquisition, ownership and disposition of the rights or New Shares, including specifically the tax consequences under ROC law, the laws of the jurisdiction of which they are residents, and any tax treaty between ROC and their country of residence with their tax advisors.

Taxation of the Rights

Distributions of the rights to subscribe for the New Shares and exercise of rights are not subject to ROC tax.

Proceeds derived from sales of the rights which are not evidenced by securities, such as the rights, are subject to capital gains tax at the rate of 20% of the gains realized by a non-resident entity and by a non-resident individual. Subject to compliance with ROC law, ASE has the sole discretion to determine whether the rights shall be evidenced by securities.

Tax Consequences of Owning the New Shares

Dividends

Dividends (whether in cash or common shares) by ASE out of retained earnings and distributed to a non-ROC holder are subject to ROC withholding tax, at a rate of 20% (unless a preferable tax rate is provided under a tax treaty between the ROC and the jurisdiction where the non-ROC holder is a resident) on the amount of the distribution (in the case of cash dividends) or on the par value of the distributed common shares (in the case of stock dividends). A 10% undistributed earning tax is imposed on a ROC company for its after-tax earnings generated after January 1, 1998 that are not distributed in the following year. The undistributed earning tax so paid by the ROC company will reduce the retained earnings available for future distributions. When ASE declares a dividend out of those retained earnings, an amount in respect of the undistributed earnings tax, up to a maximum amount of 5% of the dividend to be distributed, will be credited against the withholding tax imposed on the non-ROC holders.

Distributions of stock dividends out of capital reserves will not be subject to withholding tax, except under limited circumstances.

Capital Gains

Starting from January 1, 2016, capital gains realized upon the sale or other disposition of New Shares are exempt from ROC income tax.

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Securities Transaction Tax

Securities transaction tax will be imposed on a holder of our New Shares upon a sale of such shares at the rate of 0.3% of the transaction price.

Estate and Gift Tax

ROC estate tax is payable on any property within the ROC left by a deceased non-resident individual, and ROC gift tax is payable on any property within the ROC donated by a non-resident individual. Estate tax and gift tax are imposed at the rate of 10%. Under the ROC Estate and Gift Tax Act, common shares issued by ROC companies, such as the New Shares, are deemed located in the ROC without regard to the location of the owner.

Tax Treaty

At present, the ROC has income tax treaties with Indonesia, Singapore, New Zealand, Australia, the United Kingdom, South Africa, Gambia, Swaziland, Malaysia, Macedonia, the Netherlands, Senegal, Sweden, Belgium, Denmark, Israel, Vietnam, Paraguay, Hungary, France, India, Slovakia, Switzerland, Germany, Thailand, Kiribati, Luxembourg, Austria, Italy and Japan. These tax treaties may limit the rate of ROC withholding tax on dividends paid with respect to common shares issued by ROC companies, including the New Shares. The United States does not have an income tax treaty with the ROC.

Material U.S. Federal Income Taxation Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of the receipt, exercise and disposition of rights and of owning and disposing of New Shares, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to U.S. Holders that hold our existing common shares or ADSs, and will hold the rights and any New Shares, as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the “Medicare contribution tax” on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of accounting;

•	persons holding ADSs, existing common shares, rights or New Shares as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own or are deemed to own 10% or more of our voting shares; or

•	persons holding ADSs, common shares, rights or New Shares in connection with a trade or business conducted outside the United States.

If a partnership holds our common shares, ADSs, rights or New Shares, as the case may be, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing common shares, ADSs, rights or New Shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, ownership, exercise and disposition of the rights and the ownership and disposition of New Shares.

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This summary is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

In addition, this summary is based in part on representations of the Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any other related agreements will be performed in accordance with its terms.

A “U.S. Holder” is a person that is a beneficial owner of our ADSs, common shares, rights or New Shares, as the case may be, that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders are urged to consult their tax advisors as to the tax consequences of the receipt, exercise or disposition of rights and of owning and disposing New Shares in their particular circumstances, including the effect of any U.S. state, local or non-U.S. tax laws.

This discussion assumes that we are not, and will not become, a passive foreign investment company (“PFIC”), as described below.

Taxation of the Rights

In general, a U.S. Holder who owns ADSs representing common shares will be treated as the owner of the underlying common shares for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for our common shares, including such exchange for the purpose of receiving the rights corresponding to the common shares under underlying such ADSs.

Receipt of the Rights

A U.S. Holder should not be required to include any amount in income for U.S. federal income tax purposes as a result of the receipt of rights.

If the fair market value of the rights is less than 15% of the fair market value of the outstanding common shares with respect to which the rights were distributed on the date of distribution, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless a U.S. Holder that exercises or sells its rights affirmatively elects to allocate basis in proportion to the relative fair market values of its existing common shares and the rights received (as determined on the date of distribution). This irrevocable election must be made in the tax return for the taxable year in which the rights are received, and will apply to all rights received by the U.S. Holder pursuant to the rights offering. If on the date of distribution the fair market value of the rights received is 15% or greater than the fair market value of the outstanding common shares with respect to which the rights were distributed, then the basis in such U.S. Holder’s common shares must be allocated between its existing common shares and the rights in proportion to their fair market values (as determined on the date of distribution).

In the event the U.S. Holder allows the rights to expire without selling or exercising them, the rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the rights. In addition, the tax basis of the common shares with respect to which the expired rights were distributed will remain unchanged from their tax basis prior to the rights offering.

Exercise of the Rights

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The exercise of a right by a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The basis of each New Share acquired upon exercise of the right will equal the sum of the U.S. dollar value of the Subscription Price (determined at the spot rate of exchange on the date of exercise) and the U.S. Holder’s tax basis (as determined above), if any, in the right exercised. The holding period of the New Shares shall begin on the day the rights are exercised.

Sale or Expiration of the Rights

For U.S. federal income tax purposes, gain or loss realized on a sale of rights by a U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period for the rights will include the holding period of the existing common shares with respect to which the rights were distributed. The amount of the gain or loss will be equal to the difference between the tax basis in the rights disposed of (as determined above) and the U.S. dollar value of the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

As described in the section “— Material ROC Taxation Consequences — Taxation of the Rights”, U.S. Holders will be subject to ROC tax on capital gains resulting from the sale of rights.  Because any gain recognized by a U.S. Holder on a sale of rights will be U.S. source for U.S. federal income tax purposes, any ROC tax on such gain will not be creditable against the U.S. Holder’s federal income tax liability on the sale.  U.S. Holders should consult their tax advisers as to whether any ROC income tax imposed on the sale of the rights may be creditable against their U.S. federal income tax on foreign-source income from other sources.

Taxation of New Shares

Taxation of Dividends

Distributions received by a U.S. Holder on New Shares, including the amount of any ROC taxes withheld but reduced by any credit against withholding on account of the 10% retained earnings tax imposed on us, other than certain pro rata distributions of shares to all shareholders, will constitute foreign-source dividend income to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends. The amount of dividend income paid in NT dollar that a U.S. Holder will be required to include in income will equal the U.S. dollar value of the distributed NT dollar, calculated by reference to the exchange rate in effect on the date the payment is received by the U.S. Holder, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder will generally not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt. Corporate U.S. Holders will not be entitled to claim the dividends-received deduction with respect to dividends paid by us. Non-corporate U.S. Holders of New Shares should consult their own tax advisors to determine whether they would generally be entitled to be taxed on dividends received on the New Shares at favorable rates, and whether they are subject to any special rules that limit their ability to be taxed at these favorable rates.

ROC income taxes withheld from dividends on New Shares reduced by any credit against the withholding tax paid by us on account of the 10% retained earnings tax will be creditable against a U.S. Holder’s U.S. federal income tax liability, subject to applicable limitations that vary depending upon the U.S. Holder’s circumstances. Instead of claiming a credit, a U.S. Holder may elect to deduct foreign taxes (including the ROC taxes) in computing its taxable income, subject to generally applicable limitations. An election to deduct foreign taxes (instead of claiming foreign tax credits) applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The limitations on foreign taxes eligible for credit are calculated separately with respect to specific classes of income. The rules governing foreign tax credits are complex. Therefore, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Certain pro rata distributions of common shares by us to our shareholders, including holders of ADSs, will not be subject to U.S. federal income tax. Accordingly, any such distributions on New Shares will not give rise to U.S. federal income against which the ROC tax imposed on these distributions may be credited. U.S. Holders should consult their tax advisers as to whether any ROC tax imposed on such distributions may be creditable against their U.S. federal income tax on foreign-source income from other sources.

Taxation Upon Sale or Other Disposition of New Shares

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A U.S. Holder will generally recognize U.S.-source capital gain or loss on the sale or other disposition of New Shares. Any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held such New Shares for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between such U.S. Holder’s tax basis in the New Shares sold or otherwise disposed of and the amount realized on the sale or other disposition, each as determined in U.S. dollars. A U.S. Holder’s tax basis in the New Shares acquired pursuant to the exercise of the rights will be as described above under “Taxation of the Rights—U.S. Holders of Existing Common Shares—Receipt of the Rights”.

Passive Foreign Investment Company Rules

We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, because PFIC status depends upon the composition of a company’s income and assets and the market value of its assets (including, among others, less than 25% owned equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during a U.S. Holder’s holding period of our New Shares (or under proposed Treasury regulations, that have a retroactive effect date, rights) certain adverse tax consequences could apply to the U.S. Holder.

If we were a PFIC for any taxable year during a U.S. Holder’s holding period for our common shares or ADSs (and under proposed Treasury regulations that have a retroactive effect date, rights), gain recognized by a U.S. Holder on a sale or other disposition of such New Shares or ADSs (or rights) would be allocated ratably over the U.S. Holder’s holding period. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability. Any distribution received by a U.S. Holder in respect of our New Shares to the extent it exceeds 125% of the average of the annual distributions received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be taxed in the same manner. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the New Shares.

Transfer reporting requirements

A U.S. Holder that subscribes for New Shares may be required to file Form 926 with the Internal Revenue Service if the aggregate Subscription Price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to us within the preceding twelve-month period, exceeds USD 100,000 (or its foreign currency equivalent). U.S. Holders that are required to file Form 926, but fail to do so, could be subject to substantial penalties. U.S. Holders should consult their tax advisors to determine whether they are subject to any Form 926 filing requirements.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and backup withholding unless the U.S. Holder is an exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals and certain entities closely-held by individuals may be required to report information relating to their ownership of the New Shares, unless they are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-US financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the New Shares.

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The Offering

General

We will grant rights to the holders of our existing common shares to subscribe for an aggregate of 240,000,000 of our common shares, par value NT$10 (the “New Shares”).       common shares held of record as of 5:00 p.m. (the close of trading on the Taiwan Stock Exchange) on          , 2017 (Taiwan time) entitles their holder to        rights to subscribe for New Shares. In the event that, after expiration of the rights, there are New Shares, including fractional New Shares, that have not been, or in the case of fractional New Shares, cannot be, subscribed for, through the exercise of rights, we may allocate such unsubscribed New Shares at the Subscription Price to the Designated Persons who request to subscribe for such shares during a period starting on           , 2017 (Taiwan time) following the expiration of the Preemptive Subscription Period (as defined below) and ending at the close of business in Taiwan on       , 2017. We refer to the issuance and exercise of the rights for New Shares and the offer and sale of the New Shares as to which rights have not been exercised as described above, collectively, as the “Offering.” Only a portion of the New Shares will be offered in the United States.

Substantially concurrently with the Offering, we are also offering common shares to our employees in the Employee Offering and to the public in Taiwan in the Taiwan Public Offering. We refer to the Offering, together with the Taiwan Public Offering and the Employee Offering as the “Capital Increase”. A total of 300,000,000 ASE common shares will be offered under the Capital Increase, among which, 10% of such shares, or 30,000,000 common shares, will be offered under the Employee Offering pursuant to Article 267 of the ROC Company Law, 10% of such shares, or 30,000,000 common shares, will be offered under the Taiwan Public Offering pursuant to Article 28-1 of the Taiwan Securities and Exchange Act, and the remaining 80% of such shares, or 240,000,000 common shares, will be offered under the Offering.

We will offer shares in the Employee Offering at a per share price equal to the Concurrent Offerings Subscription Price. We expect that the Employee Offering will commence on or around       , 2017 and cease on the close of business in Taiwan on        , 2017. In the event that shares offered in the Employee Offering are not fully subscribed for, we may allocate such unsubscribed shares at the Concurrent Offerings Subscription Price to the Designated Persons who request to subscribe for such shares during a period starting on       , 2017 (Taiwan time) following the expiration of the subscription period for such offerings and ending at the close of business in Taiwan on        , 2017.

We will offer shares in the Taiwan Public Offering at the Concurrent Offerings Subscription Price in the form of a lottery. We expect the Taiwan Public Offering will commence on        , 2017 and cease on           , 2017. In the event that shares offered in the Taiwan Public Offering are not fully subscribed for, we may allocate such unsubscribed shares at the Concurrent Offerings Subscription Price to the Designated Persons or the underwriters for the Taiwan Public Offering, who request to subscribe for such shares during a period starting on        , 2017 (Taiwan time) following the expiration of the subscription period for such offerings and ending at the close of business in Taiwan on        , 2017.

The Capital Increase, including the exercise of rights and the proposals for subscription of Additional Shares, shall be governed by and shall be construed in accordance with ROC laws. By virtue of exercising rights, making proposals for the subscription of Additional Shares, shareholders or investors (as applicable) irrevocably and unconditionally accept that the courts and tribunals of the city of Taipei have exclusive jurisdiction over the resolution of any dispute that may arise in connection with the Capital Increase.

Assuming the New Shares are fully subscribed at the Subscription Price, the total amount of the Capital Increase would be NT$      , and as of the date of this prospectus supplement, the New Shares would represent approximately       % of ASE’s share capital (when not giving effect to the Capital Increase) and approximately         % (when giving effect to the Capital Increase).

Below is the anticipated timetable for the Offer:

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Action	Estimated date (Taiwan time)
Pricing announcement of the New Shares	, 2017
Ex-rights Day	, 2017
Commencement of book closure period	, 2017
Record Date and reopening of book	, 2017
Commencement of Preemptive Subscription Period	, 2017
End of Preemptive Subscription Period	, 2017
Commencement of Additional Shares Allocation Period	, 2017
d of the Additional Shares Allocation Period	, 2017
Deposit into ASE’s designated account the payment for the New Shares subscribed during the Preemptive Subscription Period and the Additional Shares Allocation Period	, 2017
Registration of the new Shareholder Register	, 2017
Listing on the Taiwan Stock Exchange of the New Shares	, 2017

The Company will report any changes in the timetable described above as a significant event to the Taiwan Stock Exchange as soon as possible.

Subscription Periods

The shares covered by the Offering may be subscribed for within the periods indicated below:

Preemptive Subscription Period

Rights in respect of the New Shares will be granted to the shareholders of ASE, as reflected in the book-entry records maintained by the Share Registrar, as of 5:00 p.m. (the close of trading on the Taiwan Stock Exchange) on          , 2017 (the “Shareholders of Record”). The last trading date will be on          , 2017, followed by the book closure period from       , 2017 to ,          2017.

Pursuant to the provisions of Section          of the ROC Company Law, the shareholders of ASE may, from          , 2017 (Taiwan time) until the close of businesses in Taiwan on          , 2017, the rights expiration date (the “Preemptive Subscription Period”), exercise the right to subscribe for a number of shares proportional to the nominal value of the shares they hold. Other than our common shares, we do not have any other securities that give the holders thereof rights for New Shares issued in connection with the Offering. ] common shares held of record as of 5:00 p.m. (the close of trading on the Taiwan Stock Exchange) on          , 2017 (Taiwan time) entitles their holder to          rights to subscribe for New Shares. We will accept subscriptions for whole New Shares only. We will not issue fractional New Shares or cash in lieu of fractional New Shares to such shareholders. Accordingly, Shareholders of Record and Investors (as defined below) will lose the value of any rights held by them in excess of the highest multiple of rights that will entitle them to whole New Shares. Each New Share subscribed for must be subscribed for and paid in at the Subscription Price.

In accordance with the terms of the Deposit Agreement for our ADSs, we have requested that the holders of ADSs not be given rights to subscribe for new ADSs and not have the right to instruct the Depositary to subscribe for New Shares on their behalf. The Depositary has determined, in consultation with us, that it is not reasonably practicable to sell the rights it receives with respect to the common shares represented by ADSs (as the rights are not listed or eligible to trade on any securities exchange), and therefore such rights will not be sold by the Depositary and the holders of ADSs will not receive any cash proceeds from the sale of rights.

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Accordingly, holders of ADSs, each representing five (5) of our common shares, will not receive rights to subscribe for new ADSs nor have any right to instruct the Depositary to subscribe for New Shares on their behalf. However, if you hold ADSs and want the rights corresponding to the common shares underlying such ADSs to be exercised, you must surrender your ADSs to the Depositary prior to 4:00 p.m. (New York City time) on           , 2017 and instruct the Depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by you. You may surrender your ADSs and instruct the Depositary to deliver the underlying common shares to a securities brokerage account in Taiwan specified by you after           , 2017, however, there can be no assurance that you will receive rights with respect to the common shares you receive after such date and the Depositary assumes no responsibility for securing such rights for you. In addition, any holders of ADSs requesting the cancellation of ADSs and withdrawal of deposited securities are required to pay the ADS cancellation fee (US$0.05 per ADS surrendered for cancellation) and deliver a withdrawal certification, a copy of which may be requested from the Depositary and may be downloaded from the Depositary’s website at:  https://depositaryreceipts.citi.com/adr/guides/ecert.aspx?idf=75&pageId=5&subpageid=197&cusip=00756M404 .. Following receipt of a duly issued instruction to cancel ADSs and a withdrawal certification, in each case in valid forms and payment of the Depositary’s cancellation fee of $0.05 per ADS surrendered, the Depositary will transfer such underlying common shares to such account. Should you decide to so cancel any ADSs held by you, you will be solely responsible for providing a securities brokerage account in Taiwan that can accept the common shares for your benefit. Furthermore, you will be solely responsible for causing any actions to be taken with respect to those common shares, including the timely exercise or sale of the rights. Neither ASE, the Depositary nor any of their respective agents (including, without limitation, the custodian for the Depositary) assumes any responsibility for the required securities brokerage account in Taiwan or for the execution of any such actions.

Shareholders of Record that have not transferred their rights for New Shares may exercise their rights during the Preemptive Subscription Period. Similarly, during the Preemptive Subscription Period, our shareholders and other investors may acquire rights by means of transfer from Shareholders of Record. The transfer of such rights must be first notified to the Share Registrar, who will issue a Notice of Payment to such transferee for it to arrange for payment in order to exercise the rights. Such investors other than the Shareholders of Record who acquire and exercise rights during the Preemptive Subscription Period are referred to herein as “Investors.”

In order to exercise the rights, holders of rights must follow the instructions with respect to the proper and timely exercise of rights set out in the Notice of Payment which the Share Registrar will send to holders on ASE’s behalf upon the commencement of the Preemptive Subscription Period. Receipt of full payment of the Subscription Price in ASE’s designated account (details of which will be stipulated in the Notice of Payment) by a holder shall constitute exercise of such holder’s rights.

If holders of rights do not hold shares directly with ASE but through a securities intermediary (including FINIs and U.S. holders of rights, which hold their shares through their respective Custodian Bank), such holders will need to have such securities intermediary act for them if they wish to exercise or sell their rights. In such case, such holders should contact the securities intermediary through whom they hold the shares and instruct that intermediary as to the exercise or sale of the rights associated with their shares in such format and by such time as such intermediary may request. We are not responsible for any failure of such intermediary to properly carry out instructions.

All orders placed relating to the exercise of rights will be deemed to be made on a firm, irrevocable and unconditional basis and entail the subscription of the New Shares referred to therein (except as provided in “—Irrevocable Subscription Requests”).

The Subscription Price of each New Share subscribed for during the Preemptive Subscription Period shall be paid as set forth in “—Method and Time Periods for Payment and Delivery.”

Rights that are not exercised will automatically terminate at the close of business in Taiwan on the last day of the Preemptive Subscription Period without value or any payment to the holders of these unexercised rights.

Additional Shares Allocation Period

In the event that, at the expiration of the Preemptive Subscription Period, there are Additional Shares, including fractional New Shares, thereafter will promptly begin a period for additional allocation of the Additional Shares.

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The Additional Shares Allocation Period shall start on           , 2017 (Taiwan time) following the expiration of the Preemptive Subscription Period and end at the close of business in Taiwan on           , 2017 (the “Additional Shares Allocation Period”).

During the Additional Shares Allocation Period, the Designated Persons may subscribe for the Additional Shares. The subscription proposals from the Designated Persons must be firm, irrevocable and unconditional (other than as described under “—Irrevocable Subscription Requests”) and must include the number of Additional Shares that such investor is willing to subscribe for at the Subscription Price.

Revocation or Suspension of the Offering

We may withdraw or revoke the Offering at any time other than as prohibited by applicable law, judicial decisions or administrative orders.

Except as provided below in “—Irrevocable Subscription Requests,” subscriptions for New Shares or requests to subscribe for Additional Shares made during the Additional Allocation Period, may not be revoked.

Irrevocable Subscription Requests

The exercise of rights for New Shares during the Preemptive Subscription Period and the requests for Additional Shares during the Additional Shares Allocation Period will be deemed to be firm subscription orders and will therefore be irrevocable.

Method and Time Periods for Payment and Delivery

New Shares Subscribed for During the Preemptive Subscription Period

Full payment of the Subscription Price for each New Share subscribed for by Shareholders of Record and Investors during the Preemptive Subscription Period must be made by the subscribers upon subscription for the New Shares (i.e. upon placing the relevant subscription orders) to ASE as instructed in the Notice of Payment which will be sent to holders (or their respective securities intermediary (including Custodian Banks for FINIs and U.S. holders of rights) upon the commencement of the Preemptive Subscription Period by the Share Registrar.

Subscribers must pay on same day funds to ASE the amounts payable with respect to such rights no later than the close of business in Taiwan on           , 2017, the last day of the Preemptive Subscription Period.

If any subscriber fails to timely pay, the whole or part, of the amounts corresponding to its subscription, ASE may not allocate the corresponding New Shares to such subscriber, without ASE incurring any liability therefor and without prejudice to the liability that an infringing (brokerage firm or securities intermediary)may incur to the makers of the orders for subscription for New Shares.

New Shares Allocated During the Additional Shares Allocation Period

Full payment of the Subscription Price for each New Share allocated during the Additional Shares Allocation Period shall be made by the Designated Persons who have subscribed for such shares before the close of business in Taiwan on           , 2017. Payment shall be made through the Participant to whom orders to subscribe for Additional Shares were placed and following the payment instruction of ASE. Any requests for Additional Shares that are not paid for as described above shall be deemed not to have been made.

Delivery and Admission to Trading in Taiwan of the New Shares

Upon receiving the full payment of the Subscription Price for each New Share subscribed for by Shareholders of Record and Investors during the Preemptive Subscription Period, ASE shall proceed to update its shareholders’ register and apply for the listing and admission of the New Shares on or around           , 2017. It is expected that admission to listing of the New Shares on the Taiwan Stock Exchange in the initial form of a certificate of payment which will be listed on the Taiwan Stock Exchange on or around           , 2017, whereupon regular trading of the New Shares in the Taiwan Stock Exchange will commence on           , 2017 (Taiwan time).

Public Announcement

We will publicly announce as a significant event filed with the Taiwan Stock Exchange the results of the Offering, detailing the number of New Shares subscribed or allocated during the Preemptive Subscription Period and the Additional Shares Allocation Period and declaring the Capital Increase closed and completed and giving notice of the execution of the new Shareholder Register and the date on which admission to trading of the New Shares on the Taiwan Stock Exchange is expected to take place.

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Non-tradability of Rights

Holders of rights may transfer their rights to other persons upon notice to the Share Registrar. The rights will not be eligible to trade on any securities exchange in Taiwan or the United States.

Restrictions on Participation in the Offering by certain Shareholders and Investors

The Offering is only addressed to persons to whom it may lawfully be made. The distribution of this prospectus, the exercise of any of the rights and the allocation of the New Shares as to which rights have not been exercised may be restricted by law. Persons into whose possession this prospectus comes or who wish to exercise any of the rights or subscribe for any New Shares must inform themselves about and observe any such restrictions. Any failure to comply with any of those restrictions may constitute a violation of the securities laws of any such jurisdiction. Due to the restrictions under the securities laws of certain countries, shareholders and investors resident in such countries may not exercise rights or subscribe for New Shares.

Non-Exercised Rights

Rights that are not exercised will automatically terminate at the close of business in Taiwan on the last day of the Preemptive Subscription Period without value or any payment to the holders of these unexercised rights.

Management Participation

To ASE’s knowledge, the shares of ASE acquired during the last year by the members of the Board of Directors or of the management or supervisory bodies, or senior executives of ASE or affiliated persons, have been acquired on market terms.

Set forth below is a breakdown of the shares of ASE acquired during the last year by the members of the Board of Directors and senior executives of ASE, including information regarding the date of acquisition, the number of shares acquired and the title under which they were acquired.

Member of the Board of Directors	Date of Acquisition	Number of Shares	Title
Jason C.S. Chang	August 17, 2016~August 26, 2016	34,300,000 common shares	Chairman and Chief Executive Officer
Jeffrey Chen	August 11, 2016	256,000 common shares	Director and General Manager of Corporate Affairs and Strategy of China Region
Chih-An Hsu	November 11, 2016~ November 14, 2016	85,000 common shares	General Manager of ASE Kunshan
Ta-I Lin	October 31, 2016~ November 9, 2016	38,000 common shares	General Manager of Universal Global Technology (Kunshan)
Kwai Mun Lee	September 16, 2016	4,548ADSs	President of ASE South-East Asia Operations

Price at which the New Shares are Expected to be Offered; Certain Fees and Expenses Payable

Each New Share shall be issued at a Subscription Price of NT$           per New Share.

The Shareholders of Record and Investors that participate in the Offering will not bear any expenses in connection with the first registration of the New Shares with the book-entry registries maintained by the Share Registrar..

However, the Share Registrar that maintain accounts of the holders of ASE shares may establish, pursuant to applicable law, such pass-through management fees and expenses as they determine at their own discretion, arising from maintenance of the New Shares in the book-entry registries.

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Similarly, the securities intermediary through which subscriptions will take place, may establish, pursuant to the applicable legislation, any fees and expenses, as they freely determine, chargeable due to the processing of orders to subscribe New Shares and to purchase and sell rights.

Offering Expenses Payable by ASE

Assuming the Offering is fully subscribed, our expenses are estimated to be US$                     in total and are payable by us. These expenses consist of the following:

Offering Expenses	Amount (US dollars)
SEC registration fee	*
Legal and accounting fees and expenses	180,000
Printing expenses and translation	15,000
Agent Fee	150,000
Exchange and Share registrar fee	*
Total	*

*       To be calculated and disclosed in a subsequent supplement to this prospectus supplement.

Investor Relations

If you are a Shareholder of Record or Investor and reside in the United States and you have any questions on the Offering, you may contact Kenneth Hsiang, Head of Investor Relations, Email: ir@aseglobal.com, Tel: +886-2-6636-5678, Please note that such office will only be able to provide you with information contained in this prospectus supplement and will not be able to give advice on the merits of the Offering or to provide financial advice.

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Market Information

Market Price Information

ASE common shares are listed on the Taiwan Stock Exchange under the stock code “2311.” The table below shows, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the Taiwan Stock Exchange for ASE common shares. The closing price for ASE common shares on the Taiwan Stock Exchange on December 15, 2016 was NT$33.9 per share.

	Closing Price per ASE Common Share (in NT$)
	High	Low
2011	37.60	24.00
2012	31.10	20.15
2013	30.65	23.60
2014	41.00	26.80
First quarter	33.80	26.80
Second quarter	39.00	32.90
Third quarter	41.00	35.40
Fourth quarter	39.10	34.40
2015	47.75	30.00
First quarter	47.75	36.65
Second quarter	46.65	39.70
Third quarter	42.10	30.00
Fourth quarter	39.00	33.40
2016
First quarter	38.30	33.75
Second quarter	36.95	28.65
June	36.95	34.95
Third quarter	39.60	34.60
July	38.00	34.60
August	39.60	37.15
September	38.85	36.40
October	38.80	37.10
November	36.90	33.35
December (through December 15, 2016)	34.55	33.65

Source: Bloomberg

ASE ADSs have been listed on the New York Stock Exchange under the symbol “ASX” since September 26, 2000. The outstanding ASE ADSs are identified by the CUSIP number 00756M404. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the New York Stock Exchange for ASE ADSs and the highest and lowest of the daily closing values of the New York Stock Exchange Index. The closing price for ASE ADSs on the New York Stock Exchange on December 15, 2016 was US$       per ADS.

	Closing Price per ASE ADS (in US$)
	High	Low
2011	6.55	4.04
2012	5.27	3.54
2013	5.35	3.91

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	Closing Price per ASE ADS (in US$)
	High	Low
2014	6.87	4.45
First quarter	5.55	4.45
Second quarter	6.65	5.43
Third quarter	6.87	5.87
Fourth quarter	6.39	5.80
2015	7.89	4.69
First quarter	7.89	5.96
Second quarter	7.51	6.39
Third quarter	6.67	4.69
Fourth quarter	6.12	5.18
2016
First quarter	5.87	4.95
Second quarter	5.78	4.41
June	5.74	5.24
Third quarter	6.21	5.35
July	5.82	5.35
August	6.21	5.90
September	6.14	5.72
October	6.12	5.80
November	5.83	5.12
December (through December 15, 2016)	5.43	5.19

Source: Bloomberg

Dividends and Dividend Policy

ASE has historically paid dividends on ASE common shares with respect to the results of the preceding year following approval by our shareholders at the annual general meeting of shareholders. ASE has paid annual dividends on its common shares since 1989, except in 2002 and 2006 when it did not pay any dividend due to the losses it incurred in the 2001 and 2005 fiscal years, respectively.

The following table sets forth the stock dividends ASE paid during each of the years indicated and related information.

	Cash Dividends per ASE Common Share	Stock Dividends per Common Share(1)	Total ASE Common Shares Issued as Stock Dividends	Outstanding ASE Common Shares on Record Date(2)	Percentage of Outstanding ASE Common Shares Represented by Stock Dividends
	NT$	NT$
2013	1.05	–	–	7,611,579,786	–
2014	1.29 (3)	–	–	7,847,817,646	–
2015	2.00	–	–	7,900,130,996	–
2016 (through December 15, 2016)	1.60	–	–	7,936,473,546

(1)	Stock dividends were paid out from retained earnings and capital surplus. Holders of common shares receive as a stock dividend the number of common shares equal to the NT dollar value per common share of the dividend declared multiplied by the number of common shares owned and divided by the par value of NT$10 per share. Fractional shares are not issued but are paid in cash.

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(2)	Aggregate number of ASE common shares outstanding on the record date applicable to the dividend payment, including ASE common shares issued in the previous year under our employee bonus plan.

(3)	On June 26, 2014, ASE’s shareholders approved a cash dividend of NT$1.30 per share for 2013 earnings. On July 29, 2014, the ASE Board resolved to adjust the cash dividend ratio to NT$1.29411842 because the number of outstanding ASE common shares had changed as a result of the exercise of share options.

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Exchange Rates

Fluctuations in the exchange rate between NT dollars and U.S. dollars will affect the U.S. dollar equivalent of the NT dollar price of our common shares on the Taiwan Stock Exchange and, as a result, will likely affect the market price of the ADSs. Fluctuations will also affect the U.S. dollar conversion by the Depositary under the Deposit Agreement referred to below of cash dividends paid in NT dollars on, and the NT dollar proceeds received by the Depositary from any sale of, common shares represented by ADSs, in each case, according to the terms of the Deposit Agreement.

The following table sets forth, for the periods indicated, information concerning the number of NT dollars for which one U.S. dollar could be exchanged. The exchange rates reflect the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board.

	Exchange Rate
	Average(1)	High	Low	Period End
2011	29.42	30.67	28.50	30.27
2012	29.47	30.28	28.96	29.05
2013	29.73	30.20	28.93	29.83
2014	30.38	31.80	29.85	31.60
2015	31.80	33.17	30.37	32.79
2016
June	32.30	32.62	31.99	32.22
July	32.10	32.36	31.82	31.82
August	31.54	31.80	31.05	31.74
September	31.46	31.77	31.18	31.27
October	31.59	31.79	31.36	31.54
November	31.75	32.01	31.41	31.92
December (through December 9, 2016)	31.86	32.01	31.72	31.80

(1)	Annual averages were calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages were calculated by using the average of the daily rates during the relevant month.

On December 12, 2016, the exchange rate as set forth in the H.10 weekly statistical release by the Federal Reserve Board was NT$31.80=US$1.00.

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DILUTION

Our net tangible book value as of September 30, 2016 was NT$147,451 million, or NT$18.58 per common share. Net tangible book value per share represents our total assets less goodwill and other intangibles and total liabilities, divided by the number of common shares outstanding. After giving effect to the Capital Increase, and after deducting the underwriting commission and estimated offering expenses payable by us of approximately NT$        million, our net tangible book value as of September 30, 2016 would have been NT$          million, or NT$         per common share. This represents an immediate increase of NT$        per share to Shareholders of Record, and a decrease of NT$        per share to investors in the Offering, as illustrated by the following table:

Subscription Price per New Share	NT$
Net tangible book value per common share before the Offer	NT$18.58
Increase per common share attributable to the Offer	NT$
Net tangible book value per common share after the Offer	NT$
Dilution to investors in the Offer	NT$

In the event that none of ASE’s current shareholders subscribe for New Shares in the percentage to which their rights entitle them, and assuming that the New Shares were entirely subscribed for by third-party investors, the holdings of current shareholders of ASE would represent         % of the total number of common shares of ASE following the Capital Increase, which would represent a dilution in ownership percentage of         %.

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Description of Common Shares

For a description of the Company’s common shares, see “Description of Common Shares” in the accompanying prospectus.

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Legal Matters

Certain legal matters as to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain other legal matters as to ROC law will be passed upon for us by Baker & McKenzie, Taipei, Taiwan.

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Experts

The consolidated financial statements as of December 31, 2014 and 2015, and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from ASE’s Annual Report on Form 20-F for the year ended December 31, 2015, and the effectiveness of ASE’s internal control over financial reporting have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting and are incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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PROSPECTUS

Advanced Semiconductor Engineering, Inc.

(Incorporated as a company limited by shares in the Republic of China)

Common Shares

Rights to Subscribe for Common Shares

We may, from time to time, offer and sell common shares, par value NT$10 per share, or rights to subscribe for common shares on terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities.

We may offer and sell these securities directly to you or through one or more underwriters, dealers or agents, or through a combination of these methods. If any underwriter, dealer or agent is involved in the sale of any securities offered by this prospectus, we will name them and describe their compensation in the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange under the symbol “ASX.” Our common shares are listed on the Taiwan Stock Exchange under the stock code “2311.”

Investing in our securities involves risks. See “Risk Factors” before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Prospectus dated December 16, 2016.

Table of Contents

Page

About this Prospectus	ii
Where You Can Find More Information	iii
Incorporation of Documents by Reference	iv
Cautionary Statement Regarding Forward-Looking Statements	v
Our Company	1
Risk Factors	2
Use of Proceeds	2
Description of Common Shares	3
Description of Rights to Subscribe for Common Shares	9
Enforceability of Civil Liabilities	10
Taxation	11
Plan of Distribution	13
Legal Matters	15
Experts	15

i

About this Prospectus

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), using a shelf registration process. Under this process, we may, from time to time, offer and sell common shares, par value NT$10 per share, including in the form of rights to subscribe for common shares or ADSs in one or more offerings.

This prospectus only provides you with a general description of the securities that we may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus and the applicable prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise stated, the information contained in this prospectus is accurate as of the date on the front cover and the information incorporated by reference into this prospectus is accurate as of the date of the relevant document incorporated by reference. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any other date.

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, the applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

All references herein to

i.	the “Company,” “ASE Inc.,” “ASE,” “we,” “us,” “our company” or “our” are to Advanced Semiconductor Engineering, Inc. and, unless the context requires otherwise, its subsidiaries;

ii.	“ADSs” are to our American depositary shares, each representing five common shares, par value NT$10 per share, of our company;

iii.	“ADRs” refers to American depositary receipts evidencing our ADSs;

iv.	“Taiwan” or the “ROC” are to the Republic of China, including Taiwan and certain other possessions;

v.	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

vi.	“NT dollar” or “NT$” refers to New Taiwan Dollar, the lawful currency of the ROC;

vii.	“IFRS” are to International Financial Reporting Standards, International Accounting Standards and Interpretations as issued by the International Accounting Standards Board;

viii.	“ROC GAAP” are to generally accepted accounting principles in the ROC; and

ix.	“U.S. GAAP” are to accounting principles generally accepted in the U.S.

For your convenience, this prospectus contains translations of certain NT dollar amounts into U.S. dollar amounts at a rate of NT$31.27 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2016, unless otherwise stated. We make no representation that any NT dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or NT dollars, as the case may be, at any particular rate, or at all.

Where You Can Find More Information

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and file or furnish other information to the SEC. All information filed or furnished to the SEC is available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, which may be accessed through the SEC’s website at http://www.sec.gov. Information filed with the SEC may also be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee from the SEC. You can obtain further information on the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our website address is http://www.aseglobal.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities offered by this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement and its exhibits. You should review the registration statement and its exhibits for more information about us and the securities that we may offer. Statements in this prospectus or the applicable prospectus supplement regarding the contents of any documents filed as exhibits to the registration statement are not necessarily complete and are qualified in all respects by reference to these exhibits. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website or at the SEC’s public reference room.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2015 filed with the SEC on April 29, 2016;

•	Our report on Form 6-K furnished to the SEC on November 22, 2016; and

•	All our future annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that we furnish to the SEC on or after the date on which the registration statement is first filed with the SEC and until all of the securities offered by this prospectus are sold.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Advanced Semiconductor Engineering, Inc.

26 Chin Third Road

Nantze Export Processing Zone

Nantze, Kaoshiung, Taiwan

Republic of China

+886-7-361-7131

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our future results of operations and business prospects. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus or the relevant document incorporated by reference that contains such statements. We were not involved in the preparation of these projections. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this prospectus and the documents incorporated by reference. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including risks associated with cyclicality and market conditions in the semiconductor or electronics industry; changes in our regulatory environment, including our ability to comply with new or stricter environmental regulations and to resolve environmental liabilities; demand for the outsourced semiconductor packaging, testing and electronic manufacturing services we offer and for such outsourced services generally; the highly competitive semiconductor or manufacturing industry we are involved in; our ability to introduce new technologies in order to remain competitive; international business activities; our business strategy; our future expansion plans and capital expenditures; the uncertainties as to whether we can complete the acquisition of 100% of SPIL shares not otherwise owned by ASE; the strained relationship between the ROC and the PRC; general economic and political conditions; the recent global economic crisis; possible disruptions in commercial activities caused by natural or human-induced disasters; fluctuations in foreign currency exchange rates; and other factors. For a discussion of these risks and other factors, see “Item 3. Key Information—Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, and, if applicable, under the heading “Risk Factors” in the applicable prospectus supplement.

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

v

Our Company

We are among the leading providers of semiconductor packaging and testing services based on our 2015 revenues. Our services include semiconductor packaging, production of interconnect materials, front-end engineering testing, wafer probing and final testing services, as well as integrated solutions for electronic manufacturing services in relation to computers, peripherals, communications, industrial, automotive, and storage and server applications.

We were incorporated on March 23, 1984 as a company limited by shares under the ROC Company Law, with facilities in the Nantze Export Processing Zone located in Kaohsiung, Taiwan.

Our principal executive offices are located at 26 Chin Third Road, Nantze Export Processing Zone, Nantze, Kaohsiung, Taiwan, Republic of China and our telephone number at the above address is +886-7-361-7131.

Our common shares have been listed on the Taiwan Stock Exchange under the symbol “2311” since July 1989 and our ADSs have been listed on the New York Stock Exchange under the symbol “ASX” since September 2000.

Risk Factors

Investing in our securities involves risk. See the risk factors set forth under the heading “Item 3. Key Information—Risk Factors” in our most recently filed annual report on Form 20-F, which is incorporated into this prospectus by reference, and, if applicable, the risk factors set forth under the heading “Risk Factors” in the applicable prospectus supplement.

Before making an investment decision, you should carefully consider these risks as well as other information we include in or incorporate by reference into this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Use of Proceeds

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

Description of Common Shares

The following summary describes certain provisions of our articles of incorporation, the ROC Securities and Exchange Law, the regulations promulgated under the ROC Securities and Exchange Law and the ROC Company Law relating to our common shares. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our articles of incorporation, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

General

We were incorporated on March 23, 1984 as a company limited by shares under the ROC Company Law. Our authorized share capital is NT$100 billion, divided into 10 billion common shares. As of September 30, 2016, 7,936,689,546 common shares were issued and outstanding. We do not have any equity in the form of preference shares or otherwise outstanding as of the date of this prospectus.

With the approval of our board of directors and the ROC Financial Supervisory Commission, we may grant stock options to our employees, provided that NT$8 billion of our authorized capital (800 million common shares) is reserved for employee stock options and that the shares to be issued under any option plan shall not exceed 10% of our outstanding common shares and the total number of shares to be issued under all option plans shall not exceed 15% of our outstanding common shares. The exercise price of an option shall not be less than the closing price of our common shares on the Taiwan Stock Exchange on the grant date of the option. As of September 30, 2016, we had granted 480,075,500 options pursuant to employee stock option plans established on November 22, 2007, April 20, 2010 and April 17, 2015 to our full-time employees, including those from our domestic and foreign subsidiaries.

All common shares presently issued, including those underlying our existing ADSs, are fully paid and in registered form, and existing shareholders are not obligated to contribute additional capital.

Dividends and Distributions

Except under limited circumstances, we are not permitted to distribute dividends or make other distributions to shareholders in any year in which we did not record net income or retained earnings (excluding reserves). Our Articles of Incorporation provides that if we are profitable, 5.25% (inclusive) to 8.25% (inclusive) of the profits shall be allocated as compensation to employees and 0.75% (inclusive) or less of the profits should be allocated as remuneration to directors, each recorded as expense items prior to any distribution; however, if we have accumulated losses, the profit shall be set aside to compensate losses before such allocation.

In the event we plan to make distributions, our Articles of Incorporation provides that the annual net income shall be distributed in the order of sequences below:

•	replenishment of deficits;

•	10% as legal reserve;

•	special reserve appropriated or reserved in accordance with laws or regulations set forth by the authorities concerned; and

•	addition or deduction of realized gains or losses on equity instruments at fair value through other comprehensive income.

At the annual general  meeting of shareholders, our board of directors submits to the shareholders for their approval any proposal for the distribution of dividends or the making of any other distribution to shareholders from our net income for the preceding fiscal year. All common shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved. Dividends may be distributed in cash, in the form of common shares or a combination of the two, as determined by the shareholders at the meeting. According to our Articles of Incorporation, we have a general policy that cash dividend distribution should not be lower than 30% of the total dividend amount and the remainder be distributed as stock dividends.

We are also permitted to make distributions to our shareholders in cash or in the form of common shares from reserves if we have no accumulated loss. However, the distribution payable out of our legal reserve can only come from the amount exceeding 25% of the total paid-in capital.

For information on the dividends paid by us and taxes on dividends in recent years, see “Item 8. Financial Information—Dividends and Dividend Policy” and “Item 10. Additional Information—Taxation—ROC Taxation—Dividends” in our most recently filed annual report on Form 20-F.

Changes in Share Capital

Under ROC Company Law, any change in the authorized share capital of a company limited by shares requires an amendment to its Articles of Incorporation. In the case of a public company such as ourselves, we must also obtain the approval of, or submit a report to, the ROC Financial Supervisory Commission and the Kaohsiung Export Processing Zone Administration. Authorized but unissued common shares may be issued, subject to applicable ROC law, upon terms as our board of directors may determine.

Preemptive Rights

Under the ROC Company Law, when an ROC company issues new shares for cash, existing shareholders who are listed on the shareholders’ register as of the record date have preemptive rights to subscribe for the new issue in proportion to their existing shareholdings, while a company’s employees, whether or not they are shareholders of the company, have rights to subscribe for 10% to 15% of the new issue. Any new shares that remain unsubscribed at the expiration of the subscription period may be freely offered, subject to compliance with applicable ROC law.

In addition, in accordance with the ROC Securities and Exchange Law, a public company that intends to offer new shares for cash must offer to the public at least 10% of the shares to be sold, except under certain circumstances or when exempted by the ROC Financial Supervisory Commission. This percentage can be increased by a resolution passed at a shareholders’ meeting, which would diminish the number of new shares subject to the preemptive rights of existing shareholders.

These preemptive rights provisions do not apply to offerings of new shares through a private placement approved at a shareholders’ meeting.

Meetings of Shareholders

We are required to hold an annual general meeting of our shareholders within six months following the end of each fiscal year. These meetings are generally held in Kaohsiung, Taiwan. Any shareholder who holds 1% or more of our issued and outstanding shares may submit one written proposal for discussion at our annual general meeting. Extraordinary shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for a period of one year or longer. Shareholders’ meetings may also be convened by a supervisor. Notice in writing of meetings of shareholders, stating the place, time and purpose, must be dispatched to each shareholder at least 30 days, in the case of annual general meetings, and 15 days, in the case of extraordinary meetings, before the date set for each meeting. A majority of the holders of all issued and outstanding common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders.

Voting Rights

Under the ROC Company Law, except under limited circumstances, shareholders have one vote for each common share held. Under the ROC Company Law, our directors and supervisors are elected at a shareholders’ meeting through cumulative voting.

In general, a resolution can be adopted by the holders of at least a majority of the common shares represented at a shareholders’ meeting at which the holders of a majority of all issued and outstanding common shares are present.

Under ROC Company Law, the approval by at least a majority of the common shares represented at a shareholders’ meeting in which a quorum of at least two-thirds of all issued and outstanding common shares are represented is required for major corporate actions, including:

•	amendment to the Articles of Incorporation, including increase of authorized share capital and any changes of the rights of different classes of shares;

•	execution, amendment or termination of any contract through which the company leases its entire business to others, or the company appoints others to operate its business or the company operates its business with others on a continuous basis;

•	transfer of entire business or assets or a substantial part of its business or assets;

•	acquisition of the entire business or assets of any other company, which would have a significant impact on the company’s operations;

•	distribution of any stock dividend;

•	dissolution, merger or spin-off of the company; and

•	removal of the directors or supervisors.

A shareholder may be represented at an annual general or extraordinary meeting by proxy if a valid proxy form is delivered to us five days before the commencement of the annual general or extraordinary shareholders’ meeting. Shareholders may exercise their voting rights by way of a written ballot or by way of electronic transmission if the voting decision is delivered to us two days before the commencement of the annual general or extraordinary shareholders’ meeting.

Holders of ADSs do not have the right to exercise voting rights with respect to the underlying common shares, except as described in the deposit agreement.

Other Rights of Shareholders

Under the ROC Company Law, dissenting shareholders are entitled to appraisal rights in certain major corporate actions such as a proposed amalgamation by the company. If agreement with the company cannot be reached, dissenting shareholders may seek a court order for the company to redeem all of their shares. Shareholders may exercise their appraisal rights by serving written notice on the company prior to or at the related shareholders’ meeting and/or by raising and registering an objection at the shareholders’ meeting. In addition to appraisal rights, shareholders have the right to sue for the annulment of any resolution adopted at a shareholders’ meeting where the procedures were legally defective within 30 days after the date of the shareholders’ meeting. One or more shareholders who have held 3% or more of the issued and outstanding shares of a company for a period of one year or longer may require a supervisor to bring a derivative action on behalf of the company against a director as a result of the director’s unlawful actions or failure to act.

Rights of Holders of Deposited Securities

Except as described below, holders of ADSs generally have no right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by the ADSs. Instead, by accepting ADSs or any beneficial interest in ADSs, holders of ADSs are deemed to have authorized and directed the depositary to appoint our chairman or his designee to represent them at our shareholders’ meetings and to vote the common shares deposited with the custodian according to the terms of the deposit agreement.

The depositary will mail to holders of ADSs any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If we fail to timely provide the depositary with an English language translation of our notice of meeting or other materials related to any meeting of owners of common shares, the depositary will endeavor to cause all the deposited securities represented by ADSs to be present at the applicable meeting, insofar as practicable and permitted under applicable law, but will not cause those securities to be voted.

If the depositary timely receives voting instructions from owners of at least 51% of the outstanding ADSs to vote in the same direction regarding one or more resolutions to be proposed at the meeting, including election of directors and supervisors, the depositary will notify our chairman or his designee to attend the meeting and vote all the securities represented by the holders’ ADSs in accordance with the direction received from owners of at least 51% of the outstanding ADSs.

If we have timely provided the depositary with the materials described in the deposit agreement and the depositary has not timely received instructions from holders of at least 51% of the outstanding ADSs to vote in the same direction regarding any resolution to be considered at the meeting, then, holders of ADSs will be deemed to have authorized and directed the depositary bank to give a discretionary proxy to our chairman or his designee to attend and vote at the meeting the common shares represented by the ADSs in any manner, our chairman or his designee may wish, which may not be in the interests of holders.

The ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure ADS holders that they will receive voting materials in time to enable them to return voting instructions to the depositary in a timely manner.

While shareholders who own 1% or more of our outstanding shares are entitled to submit one proposal to be considered at our annual general meetings, only holders representing at least 51% of our ADSs outstanding at the relevant record date are entitled to submit one proposal to be considered at our annual general meetings. Hence, only one proposal may be submitted on behalf of all ADS holders.

Register of Shareholders and Record Dates

Our share registrar, President Securities Corp., maintains our register of shareholders at its offices in Taipei, Taiwan. Under the ROC Company Law and our Articles of Incorporation, we may, by giving advance public notice, set a record date and close the register of shareholders for a specified period in order for us to determine the shareholders or pledgees that are entitled to rights pertaining to the common shares. The specified period required is as follows:

•	annual general meeting—60 days;

•	extraordinary shareholders’ meeting—30 days; and

•	relevant record date—5 days.

Annual Financial Statements

At least ten days before the annual general meeting, our annual financial statements must be available at our principal executive office in Kaohsiung, Taiwan for inspection by the shareholders.

Transfer of Common Shares

The transfer of common shares in registered form is effected by endorsement and delivery of the related share certificates but, in order to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their respective specimen seals, also known as chops, with us. Chops are official stamps widely used in Taiwan by individuals and other entities to authenticate the execution of official and commercial documents. The settlement of trading in the common shares is normally carried out on the book-entry system maintained by the Taiwan Depository & Clearing Corporation.

Acquisition of Common Shares by ASE Inc.

Under the ROC Securities and Exchange Law, we may purchase our own common shares for treasury stock in limited circumstances, including:

•	to transfer shares to our employees;

•	to deliver shares upon the conversion or exercise of bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or warrants issued by us; and

•	to maintain our credit and our shareholders’ equity, provided that the shares so purchased shall be canceled.

We may purchase our common shares on the Taiwan Stock Exchange or by means of a public tender offer. These transactions require the approval of a majority of our board of directors at a meeting in which at least two-thirds of the directors are in attendance. The total amount of common shares purchased for treasury stock may not exceed 10% of the total issued shares. In addition, the total cost of the purchased shares shall not exceed the aggregate amount of our retained earnings, any premium from share issuances and the realized portion of our capital reserve.

We may not pledge or hypothecate any of our shares purchased by us. In addition, we may not exercise any shareholders’ right attaching to such shares. In the event that we purchase our shares on the Taiwan Stock Exchange, our affiliates, directors, supervisors, managers, and their respective spouses and minor children and/or nominees are prohibited from selling any of our shares during the period in which we are purchasing our shares.

Pursuant to the ROC Company Law, an entity in which our company directly or indirectly owns more than 50% of the voting shares or paid-in capital, which is referred to as a controlled entity, may not purchase our shares. Also, if our company and a controlled entity jointly own, directly or indirectly, more than 50% of the voting shares or paid-in capital of another entity, which is referred to as a third entity, the third entity may not purchase shares in either our company or a controlled entity.

Liquidation Rights

In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed pro rata to the shareholders in accordance with the relevant provisions of the ROC Company Law and our Articles of Incorporation.

Transfer Restrictions

Substantial Shareholders

The ROC Securities and Exchange Law currently requires:

•

each director, supervisor, manager, or substantial shareholder (that is, a shareholder who holds more than 10% shares of a company), and their respective spouses, minor children or nominees, to report any change in that person’s shareholding to the issuer of the shares and the ROC Financial Supervisory Commission; and

•	each director, supervisor, manager, or substantial shareholder, and their respective spouses, minor children or nominees, after acquiring the status of director, supervisor, manager, or substantial shareholder for a period of six months, to report his or her intent to transfer any shares on the Taiwan

Stock Exchange to the ROC Financial Supervisory Commission at least three days before the intended transfer, unless the number of shares to be transferred does not exceed 10,000 shares.

In addition, the number of shares that can be sold or transferred on the Taiwan Stock Exchange by any person subject to the restrictions described above on any given day may not exceed:

•	0.2% of the outstanding shares of the company in the case of a company with no more than 30 million outstanding shares; or

•	0.2% of 30 million shares plus 0.1% of the outstanding shares exceeding 30 million shares in the case of a company with more than 30 million outstanding shares; or

•	in any case, 5% of the average trading volume (number of shares) on the Taiwan Stock Exchange for the ten consecutive trading days preceding the reporting day on which the director, supervisor, manager or substantial shareholder reports the intended share transfer to the ROC Financial Supervisory Commission.

These restrictions do not apply to sales or transfers of our ADSs.

Description of Rights to Subscribe for Common Shares

We may issue rights to subscribe for shares of our common shares. These rights may or may not be transferable by the security holder receiving the rights. In connection with any offering of rights, we may or may not enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed after such offering.

The terms of the rights to subscribe for shares of our common shares will be set forth in a prospectus supplement which, will describe, among other things:

•	the exercise price;

•	the aggregate number of rights to be issued;

•	the number of shares purchasable upon exercise of each right;

•	the terms of the common shares issuable upon exercise of the rights;

•	the procedures for exercising the right;

•	the record date, if any, to determine who is entitled to the rights and the ex-rights date;

•	the date upon which the exercise of rights will commence;

•	the expiration date;

•	the extent to which the rights are transferable;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed shares;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights;

•	a discussion of the material U.S. federal and ROC income and other tax considerations; and

•	any other material terms of the rights.

Enforceability of Civil Liabilities

We are a company limited by shares and incorporated under the ROC Company Law. The majority of our directors, and executive officers and some of the experts named in this prospectus are residents of the ROC and substantially all of the assets of our company and such persons are located in the ROC. As a result, it may not be possible for investors to effect service of process on ASE or such persons outside the ROC, or to enforce against any of their judgments obtained in courts outside of the ROC. ROC counsel has advised that any final judgment obtained against us or such persons in any court other than the courts of the ROC in respect of any legal suit or proceeding arising out of or relating to the Share Exchange will be enforced by the courts of the ROC without further review of the merits only if the court of the ROC in which enforcement is sought is satisfied that:

•	the court rendering the judgment had jurisdiction over the subject matter according to the laws of the ROC;

•	the judgment and the court procedures resulting in the judgment are not contrary to the public order or good morals of the ROC;

•	if the judgment was rendered by default by the court rendering the judgment, (i) we or such persons were duly served in the jurisdiction of such court within a reasonable period of time in accordance with the laws and regulations of such jurisdiction, or (ii) process was served on us or such persons with judicial assistance of the ROC; and

•	judgments of the courts of the ROC are recognized in the jurisdiction of the court rendering the judgment on a reciprocal basis.

A party seeking to enforce a foreign judgment in the ROC would, except under limited circumstances, be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) for the remittance out of the ROC of any amounts exceeding US$100,000 or its equivalent recovered in respect of such judgment denominated in a currency other than NT dollars.

Taxation

The following is a discussion of material ROC income tax consequences to U.S. Holders described below of the receipt, exercise and disposition of rights (“rights”) to subscribe for our common shares (the “New Shares”) and the ownership and disposition of New Shares acquired pursuant to an offering hereunder. To the extent that the discussion relates to matters of ROC tax law, it is the opinion of Baker & McKenzie, our ROC counsel.

Material ROC Taxation Considerations

The following are the principal ROC tax consequences of receipt, exercise and disposition of the rights and New Shares to a non-resident individual or non-resident entity (a “non-ROC holder”) on the assumption that New Shares will be listed on the Taiwan Stock Exchange as scheduled. As used in the preceding sentence, a “non-resident individual” is a non-ROC national who is granted the rights or owns New Shares, as the case may be, and is not physically present in the ROC for 183 days or more during any calendar year, and a “non-resident entity” is a corporation or a non-corporate body which owns the rights or New Shares, as the case may be, is organized under the law of a jurisdiction other than the ROC and has no fixed place of business or business agent in the ROC.

The statements regarding ROC tax laws set forth below are based on the laws in force and applicable as of the date hereof, which are subject to change, possibly on a retroactive basis.

This summary is not exhaustive of all possible tax considerations, which may apply to a particular non-ROC holder and potential non-ROC holders are advised to discuss the overall tax consequences of the acquisition, ownership and disposition of the rights or New Shares, including specifically the tax consequences under ROC law, the laws of the jurisdiction of which they are residents, and any tax treaty between ROC and their country of residence with their tax advisors.

Taxation of the Rights

Distributions of the rights to subscribe for the New Shares and exercise of rights are not subject to ROC tax.

Proceeds derived from sales of the rights which are not evidenced by securities, such as the rights, are subject to capital gains tax at the rate of 20% of the gains realized by a non-resident entity and by a non-resident individual. Subject to compliance with ROC law, ASE has the sole discretion to determine whether the rights shall be evidenced by securities.

Tax Consequences of Owning the New Shares

Dividends

Dividends (whether in cash or common shares) by ASE out of retained earnings and distributed to a non-ROC holder are subject to ROC withholding tax, at a rate of 20% (unless a preferable tax rate is provided under a tax treaty between the ROC and the jurisdiction where the non-ROC holder is a resident) on the amount of the distribution (in the case of cash dividends) or on the par value of the distributed common shares (in the case of stock dividends). A 10% undistributed earning tax is imposed on a ROC company for its after-tax earnings generated after January 1, 1998 that are not distributed in the following year. The undistributed earning tax so paid by the ROC company will reduce the retained earnings available for future distributions. When ASE declares a dividend out of those retained earnings, an amount in respect of the undistributed earnings tax, up to a maximum amount of 5% of the dividend to be distributed, will be credited against the withholding tax imposed on the non-ROC holders.

Distributions of stock dividends out of capital reserves will not be subject to withholding tax, except under limited circumstances.

Capital Gains

Starting from January 1, 2016, capital gains realized upon the sale or other disposition of New Shares are exempt from ROC income tax.

Securities Transaction Tax

Securities transaction tax will be imposed on a holder of our New Shares upon a sale of such shares at the rate of 0.3% of the transaction price.

Estate and Gift Tax

ROC estate tax is payable on any property within the ROC left by a deceased non-resident individual, and ROC gift tax is payable on any property within the ROC donated by a non-resident individual. Estate tax and gift tax are imposed at the rate of 10%. Under the ROC Estate and Gift Tax Act, common shares issued by ROC companies, such as the New Shares, are deemed located in the ROC without regard to the location of the owner.

Tax Treaty

At present, the ROC has income tax treaties with Indonesia, Singapore, New Zealand, Australia, the United Kingdom, South Africa, Gambia, Swaziland, Malaysia, Macedonia, the Netherlands, Senegal, Sweden, Belgium, Denmark, Israel, Vietnam, Paraguay, Hungary, France, India, Slovakia, Switzerland, Germany, Thailand, Kiribati, Luxembourg, Austria, Italy and Japan. These tax treaties may limit the rate of ROC withholding tax on dividends paid with respect to common shares issued by ROC companies, including the New Shares. The United States does not have an income tax treaty with the ROC.

U.S. Federal Income Taxation Considerations

The applicable prospectus supplement will describe material U.S. federal income tax consequences of the ownership and disposition of the securities offered thereunder to certain U.S. persons.

Plan of Distribution

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, or directly to purchasers, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

We may sell some or all of the securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell our common shares short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge our common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons that participate with us in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the Taiwan Stock Exchange, or sales made to or through a market maker other than on an exchange.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Legal Matters

Certain legal matters as to United States federal law and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain other legal matters as to ROC law will be passed upon for us by Baker & McKenzie, Taipei, Taiwan.

Experts

The consolidated financial statements as of December 31, 2014 and 2015, and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from ASE’s Annual Report on Form 20-F for the year ended December 31, 2015, and the effectiveness of ASE’s internal control over financial reporting have been audited by Deloitte & Touche, an independent registered public accounting firm, as stated in their reports, which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting and are incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.